As filed with the Securities and Exchange Commission on April 2, 2007

Registration No. 333-139528

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Disaster Preparedness Systems, Inc.

(Exact name of registrant as specified in its charter)

Nevada	3561	42-1712523
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3531 Commercial Street
Vancouver, B.C. V5N 4E8 Canada
(604) 785-0184
Fax: (604) 676-2821
(Address and telephone number of principal executive offices)

Val-U-Corp Services, Inc.
1802 North Carson Street, Suite 212
Carson City, NV 89701
(775) 887-8853
(Name, address and telephone number of agent for service)

Copies to:

David Selengut, Esq.
Lawrence A. Rosenbloom, Esq.
Ellenoff Grossman & Schole LLP
370 Lexington Avenue, 19th Floor
New York, New York 10017
(212) 370-1300
Fax: (212) 370-7889

Approximate date of proposed sale to the public: As soon as practicable, after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Shares of common stock, par value $0.001 per share	2,160,000		$0.25	(1)	$540,000	$16.58
Shares of common stock, par value $0.001 per share, underlying warrants	2,160,000	(2)	$0.50	(3)	$1,080,000	$33.16
Shares of common stock, par value $0.001 per share, issued for registration rights penalties (common stock)	129,600		$0.25	(1)	$32,400	$1.00
Shares of common stock, par value $0.001 per share, issued for registration rights penalties (warrants)	129,600		$0.50	(3)	$64,800	$1.99
TOTAL	4,579,200				$1,717,200	$52.73	(4)

(1)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 of the Securities Act based on the price on which our common stock was previously purchased pursuant to our private placement offering of units which closed on October 5, 2006.  There is currently no trading market for our common stock.

(2)

Represents shares of common stock issuable upon the exercise of warrants at a price of $0.50 per share.

(3)

Fee based on exercise price applicable to shares issuable upon exercise of warrants in accordance with Rule 457(g).

(4)

$245.02 previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Preliminary Prospectus	Subject To Completion, Dated April 2, 2007

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

4,579,200 Shares

Common Stock

This prospectus relates to the resale of 4,579,200 shares of our common stock, par value $0.001 per share, by the selling stockholders named herein. These shares include up to 2,160,000 shares of common stock issuable upon the exercise of warrants and 259,200 shares issued under the penalty provisions of certain registration rights obligations to certain of the selling stockholders. We will not receive any proceeds from the sale of the shares made by the selling stockholders but will receive proceeds from the exercise of the warrants upon exercise, if any. Any such proceeds will be used by us for working capital and general corporate purposes. We will pay the expenses of registering these shares.

This is the initial public offering of our common stock. Our common stock is not presently traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. We have sought sponsorship for the trading of our common stock on the National Association of Securities Dealers OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize.

The selling shareholders will sell the shares of common stock at a fixed price of $.25 per share until the shares are quoted on the OTC Bulletin Board or another exchange or trading platform and thereafter at the prevailing market prices or privately negotiated prices.

Our executive offices are located at 3531 Commercial Street Vancouver, B.C., Canada V5N 4E8 and our telephone number is (604) 785-0184.

An investment in the shares of our common stock being offered by this prospectus involves a high degree of risk. You should read the “Risk Factors” section beginning on page 4 before you decide to purchase any shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                          , 2007

You should rely only upon the information contained in this prospectus and the registration statement of which this prospectus is a part. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in our common stock. You should carefully read the entire prospectus, including the “Risk Factors” section, the financial statements and the notes to the financial statements, before making an investment decision.

In this prospectus and any amendment or supplement hereto, unless otherwise indicated, the terms “Disaster Preparedness Systems, Inc.”, “DPSI”, the “Company”, “we”, “us”, and “our” refer and relate to Disaster Preparedness Systems, Inc., a Nevada corporation.

Our Business

We are a development stage company that designs and markets equipment and technologies targeted to the homeland security, disaster response and emergency preparedness markets as well as military and fire fighting applications, shipping, mining, industrial, transportation and environmental applications. Our proprietary and patent pending products in development, as well as products which we are currently marketing, are expected to offer a range of emergency response systems, and include:

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Disaster Preparedness on demand (D-P-O-D) emergency response transportation systems: D-P-O-D systems are designed to allow the operator to rapidly configure a truck, AUV or vessel to meet specific applications on-demand.

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DP Trailmaster, Amphibious Utility Vehicle, or AUV: the six or eight wheeled utility vehicles are designed to transport 3,000 pounds of emergency and fire fighting equipment stored in D-P-O-Ds, and can travel over land at speeds up to 40 miles per hour.

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Disaster Preparedness Urban Search and Rescue Trailer, or DP USAR: The DP USAR is designed to be a portable, rapidly configurable confined space simulator of urban disaster environments.

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DP500, High Output Pump Modules: High Output Pump Modules are designed to provide an alternate source of water in the aftermath of a disaster.

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Amphibious Robotic Drones or ARDs: ARDs are fully remote controlled drones designed to control and recover oil spills and to fight fires under wharves, around vessels and in open seas where it is too dangerous to deploy personnel.

We currently outsource nearly all of our manufacturing capability for our prototypes and products to third parties. We have sought and relied on relationships with original equipment manufacturers, or OEMs, and subcontractors to build our products based on our proprietary and patent pending designs. However, in 2007 we intend to establish or acquire a fabrication and assembly facility in order to become more fully integrated and potentially increase our profit margins. We have had discussions with the State of Arkansas and the City of Camden, Arkansas in this regard.

Our primary focus is the homeland security market in the United States, which is overseen by the Department of Homeland Security, or DHS, and other federal and comparable state and municipal agencies. We believe that the potential market for our products in development is both timely and very large and growing. Since the events of September 11, 2001, there has been significant growth in the market for homeland security related equipment and technologies. Also, recent natural disasters such as Hurricane Katrina have also demonstrated the need for equipment that allows first responders to accomplish critical missions. Not including regional government authorities, the U.S. Federal Government has appropriated $33.3 billion dollars for Homeland Security in 2006, a dramatic increase over the 2001 budget of $14.6 billion. Based on information generated by Civitas Group, LLC, a homeland security consulting group, we believe that the overall potential market for our products (i.e., the private sector allocation of the overall Homeland Security market, which is expected to exceed $115 billion within five years) was approximately $9.5 billion for the U.S. government’s 2006 fiscal year. Based on increases in the Homeland Security budget since 2004, we expect that the overall potential market for our products could increase to $26.55 billion by 2009.

Pursuant to a technology transfer agreement entered into in early July 2006, Duck Marine Systems Inc., a Canadian research and development company and our parent company, which we refer to herein as Duck Marine, transferred to us the technologies and products in development described in this prospectus in order to have better access to the U.S. homeland security and disaster preparedness markets (including access to U.S. government contracts) as well as the U.S. capital markets. Prior to our entry into the technology transfer agreement, Duck Marine had licensed such technologies and products in development since our formation in 2004. Since 1998, Duck Marine and its principals, Mark Henrickson, our chairman, president and chief technology officer, and Ron Rogers, our chief operating officer and a director, have worked to develop the technologies and business plans which now belong to us. During that time, Duck Marine has invested CDN $1.6 million into the development and refinement of our products and hardware.

Recent Events

Private Placement

On October 5, 2006, we concluded a private placement (the initial closing of which occurred on September 1, 2006) pursuant to which we issued 2,160,000 shares of our common stock and warrants to purchase 2,160,000 shares of our common stock to 17 investors. The shares of common stock were issued at $0.25 per share, yielding net proceeds to us, after expenses and placement agent fees, of $400,491.92. The warrants are exercisable into shares of our common stock at a price equal to $0.50 per share. Pursuant to contractual obligations to our investors in such private placement, we are registering the shares of common stock, and shares of common stock underlying the warrants, issued in our private placement pursuant to the registration statement of which this prospectus forms a part. Such registration statement is also registering shares of our common stock held, or underlying warrants held, by an advisor to our company and its affiliates. Joseph Stevens & Company, Inc., an NASD member firm, acted as the exclusive placement agent with respect to our private placement and received cash commissions of 10% of the gross proceeds of the private placement, a non-accountable expense allowance of 3% of the gross proceeds of the private placement and 250,000 shares of our common stock.

Proposed Distribution by Duck Marine

We are presently an approximately 64%-owned subsidiary of Duck Marine. Duck Marine is proposing to make a pro rata distribution of all shares of our common stock owned by it, constituting 8,000,000 shares, to its shareholders, some of whom are executive officers and directors of DPSI. Under the corporate and securities laws of British Columbia, such distribution is subject to review and approval of Duck Marine’s shareholders. It is expected that a meeting of Duck Marine’s shareholders to approve the distribution will be held in April 2007 and, if approved, the distribution will occur as soon as is practicable thereafter. The distribution of our common stock to the Duck Marine shareholders is exempt from registration in the U.S. in reliance upon Regulation S under the Securities Act of 1933, as amended, which we refer to herein as the Securities Act, in that: (i) all Duck Marine shareholders are residents of Canada and (ii) the shares will be distributed in accordance with Regulation S, including a provision (to be agreed upon by Duck Marine prior to the distribution) that the shares will be subject to a one year prohibition on transfer from the time of the distribution.

Corporate Information

We were incorporated in the state of Nevada on November 30, 2004. Our executive offices are located at 3531 Commercial Street, Vancouver, B.C. Canada V5N 4E8 and our telephone number is (604) 785-0184.

THE OFFERING

Outstanding Common Stock:	12,706,600 shares(1)

Common Stock Offered:

Up to 4,579,200 shares of common stock, including up to 2,160,000 shares of common stock issuable upon the exercise of warrants, which warrants have an exercise price of $0.50 per share and 259,200 shares issued under the penalty provisions of certain registration rights obligations to certain of the selling stockholders.

Proceeds:

The selling stockholders will receive the proceeds from the sale of shares. We will not receive any of the proceeds from the sale of shares offered by this prospectus. We will, however, receive proceeds upon the exercise of the warrants which, if all such warrants are exercised in full, would be $1,144,800. Proceeds, if any, received from the exercise of warrants will be used for working capital and general corporate purposes.

Risk factors:	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

——————

(1)

The total number of outstanding shares of common stock above excludes 3,139,600 shares of our common stock issuable upon the exercise of warrants at an exercise price of $0.50 per share.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before you purchase any of our common stock. These risks and uncertainties are not the only ones we face. Unknown additional risks and uncertainties, or ones that we currently consider immaterial, may also impair our business operations. If any of these risks or uncertainties actually occur, our business, financial condition or results of operations could be materially adversely affected. In this event you could lose all or part of your investment.

Risks Relating to Our Business

We have a limited history on which to evaluate our business and our business has generated limited revenues to date. We face a high risk of business failure which would result in a total loss of your investment.

In investing in our company, you should be aware of the difficulties normally encountered by pre-revenue, development stage companies seeking to commercialize technology and the high rate of failure of such enterprises. Although our technologies have been in development since 1998 by Duck Marine and by us since 2004, we have generated only nominal revenues to date. The likelihood of our viability and potential for revenue and profit generation must be considered in light of the significant problems, expenses, difficulties, complications and delays encountered in connection with the commercialization of our technologies and products in development. These potential problems include, but are not limited to:

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costs and expenses that may exceed current estimates;

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acceptance by the disaster preparedness/homeland security markets of our technologies and products;

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our ability to market our products to potential customers;

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our ability to generate sales;

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our ability to address the complications associated with contracting with governmental customers;

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competition from more established and better capitalized companies; and

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our ability to raise capital when needed to advance our business plans.

Although we believe that the market for our products in development is large and growing, we can provide no assurances that we will be able to fully commercialize and market our products or generate any operating revenues or ever achieve profitable operations. If we can not address the inherent risks facing our company, our business will likely fail and you will lose your entire investment.

Our auditors have questioned our ability to continue as a “going concern.”

Since inception, we have incurred losses from operations, experienced deficiencies of cash from operations and lack sufficient liquidity to continue our operations without external financing. For the year ended November 30, 2006, we had a net loss of $529,652, and, at November 30, 2006, we had an accumulated deficit of $1,248,805 and stockholders’ deficit of $181,768. In our Auditor’s Report relating to our November 30, 2006 financial statements included in this prospectus, our auditors have stated that these factors raise substantial doubt about our ability to continue as a “going concern”. Our financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount of liabilities that might be necessary should we be unable to continue in existence.

Our continuation as a “going concern” is dependent upon achieving profitable operations and related positive cash flow and satisfying our immediate cash needs by external financing until we are profitable. Our plans to achieve profitability include developing obtaining customers and increasing sales. We are seeking to raise additional capital through equity issuance, debt financing and other types of financing, but we cannot guarantee that sufficient capital will be raised. No assurances can be given that we will be able to continue as a going concern.

We have a limited operating history on which to base your investment decision.

We were incorporated in November 2004 as a Nevada corporation in order to attempt to concentrate our business strategy of marketing our technologies and products to U.S. governmental entities and potential customers in the emergency response, disaster preparedness shipping and mining markets in the U.S. Since inception and through November 30, 2006, we generated nominal sales and have recorded accumulated losses totaling $1,248,805. Moreover, Duck Marine, from whom we have received all of our technologies and products in development, has never generated any sales or other revenue from the technology or products in development which were formally transferred to us in July 2006. We have only focused our operations on designing and building our product prototypes, continuing to develop our technologies and marketing our products to potential customers. Accordingly, we have a limited operating history on which you can evaluate our present business and future prospects.

We expect to incur operating losses for the foreseeable future.

We have earned only nominal revenues to date and we have never been profitable. Our products are still in the developmental stage, and prior to completing the commercialization of our products, we anticipate that we will incur operating expenses without realizing any revenues. We therefore expect to incur losses into the foreseeable future. If we are unable to generate significant revenues from the commercialization of our technologies and products in development, we will fail and you will lose your entire investment.

We need to raise additional capital, and our failure to do so will have a materially negative impact on us.

Based on our current business plan, we anticipate that our current capital resources will allow us to meet our cash requirements for the next two months. However, no assurance can be given that our current capital resources will be sufficient for the next two months or that any unforeseen circumstances or change in our planned operations would not consume available resources more rapidly than anticipated. We will need to raise additional funds in order to advance our business plan, carry out full scale commercialization of our products. In addition, we will need funds for general working capital (including the payment of salaries to employees and fees to consultants) and to make required payments to Duck Marine under our technology transfer agreement with Duck Marine. We may not be able to obtain financing on acceptable terms when we need it, if at all. If we require, but are unable to obtain, additional financing in the future, we may be held in default of our agreements which contain payment obligations, including our technology transfer agreement with Duck Marine, which could cause us to lose our technologies and products in development if Duck Marine or its shareholders seek redress against us.

A lack of funding would also mean that we would be unable to:

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implement our business and growth strategies generally;

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continue the development and improvement of our products;

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pay for manufacturing and sales and marketing programs;

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respond to changing business or economic conditions;

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withstand adverse operating results;

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consummate potential acquisitions; or

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compete effectively.

Also, any equity financing may be dilutive to our stockholders, and debt financing, if available, would increase expenses and may involve restrictive covenants and/or granting security interests. We may be required to raise additional capital at times and in amounts which are uncertain. Under these circumstances, if we are unable to acquire additional capital or are required to raise it on terms that are less satisfactory than desired, it may have a material adverse effect on our financial condition. To the extent we need to raise additional capital, we may do so in the near future, if conditions in the markets are favorable. If and when we achieve initial market acceptance of our technologies and products, we may desire to attempt to accelerate our growth to take advantage of increasing demand and raise additional capital at that time as well. Any additional capital could take the form of public or private equity or debt financing. Such financings may not be available to us on commercially reasonable terms, or at all. If additional capital is needed and either unavailable or cost prohibitive, we may need to change our business strategy or reduce or curtail our operations.

If we are unable to manage our projected growth, our prospects may be limited and our potential for profitability may be adversely affected.

We intend to expand our sales and marketing programs and our manufacturing capability. Rapid expansion may strain our managerial, financial and other resources. Although no assurances can be given that we will be able to grow our business, if we do grow and are unable to manage our projected growth, our business, operating results and financial condition could be adversely affected. Our systems, procedures, controls and management resources also may not be adequate to support our future operations. We will need to continually improve our operational, financial and other internal systems to manage our growth effectively, and any failure to do so may lead to inefficiencies and redundancies and result in reduced prospects for our company.

We are materially dependent on acceptance of our products in development by our target markets. If our products, when commercially ready, are not accepted, our revenues will be adversely affected and we may not be able to expand into other markets.

The target markets for our technologies, products and solutions, including those still in development will principally include the federal (including DHS), state and municipal governments, shipping, mining, emergency response and disaster preparedness markets, and homeland security and parts of the Federal Emergency Management Agency, or FEMA. If our products in development are not widely accepted by these markets, we may not be able to expand sales of our products into other markets. Emergency response and disaster preparedness agencies may be influenced by government policy and budgets that could prevent the procurement of our technologies and/ or our hardware. In addition, government agencies such as FEMA may form perceptions or maintain reservations about the use, application and introduction of our hardware that may be construed unadaptive to current technology platforms already in use. Sales of our products to these agencies may be delayed or limited by these claims or perceptions, which could negatively impact our results of operations. Also, if FEMA or similar government agencies are in the future dismantled, reconstituted and/or placed under the jurisdiction of other governmental departments, we may be unable to gain entry into such departments, which could result in a loss of sales, or delays in the procurement process for the agency purchasing of our products.

We may be unable to develop a sufficient manufacturing capability that may have a material adverse effect on our ability to make and market our products.

To gain market acceptance, we will have to develop the ability to manufacture our products in quantities and in compliance with regulatory requirements and at a commercially competitive cost. We have no long-term experience in manufacturing products and could experience difficulties in development or manufacturing that may have a material adverse effect on our ability to make and market our products. Moreover, we have limited manufacturing capability at our fabrication and assembly facility in Maple Ridge, British Columbia and there can be no assurance that we will be able to scale up manufacturing operations sufficient to produce products in sufficient volume to generate market acceptance or meet market demand. We currently outsource nearly all of our manufacturing capability for our prototypes and products to third parties, and we will continue for the foreseeable future to rely on OEMs and sub-contractors to build our products. We may not be able to secure or maintain such relationships or replacement relationships on favorable terms, if at all. Moreover, the loss of such relationships may delay our ability to fill orders, which would hurt our revenues and results of operations. In addition, no assurances can be given that a replacement third party manufacturing capability would be available to us, which would materially harm our business. Finally, our third party OEMs are and will be subject to significant regulatory requirements, and the failure of such parties to comply with such regulations could cause us to lose their services or face delays in the manufacturing of our products, which could materially harm our business.

Our dependence on third-party suppliers for key components of our platforms could delay shipment of our products and reduce our sales.

We depend on certain domestic and foreign suppliers for the delivery of components used in the assembly of our products. Our reliance on third-party suppliers creates risks related to our potential inability to obtain an adequate supply of components or subassemblies and reduced control over pricing and timing of delivery of components and subassemblies. Specifically, we depend or may in the future depend on suppliers of, among other parts and components, sub-assemblies, machined parts, injection molded plastic parts, printed circuit boards, custom wire fabrications, aluminum castings and other miscellaneous custom parts for our products. At this time, we do not have long-term supply agreements with any of our suppliers. Any interruption of supply for any material components of our products could significantly delay the shipment of our products and have a material adverse effect on our revenues, profitability and financial condition.

Defects in our products could reduce demand for our products and result in a loss of sales, delay in market acceptance and injury to our reputation.

Complex components and assemblies used in our products may contain undetected defects that are subsequently discovered at any point in the life of the product. Defects in our products may result in a loss of sales, delay in market acceptance, injury or other loss to customers, and injury to our reputation and increased warranty or service costs.

We expect to expend significant resources in anticipation of a sale due to our lengthy sales cycle and may receive no revenue in return.

Generally, government agencies consider a wide range of issues before committing to purchase new technologies or products similar to ours, including product benefits, training costs, the cost to use our products in addition to or in place other life saving products, product reliability and budget constraints. The length of our sales cycle may range from 60 days to a year or more. We may incur substantial selling and marketing costs and expend significant effort in connection with the evaluation of our products by potential customers before they place an order. If these potential customers do not purchase our products, we will have expended significant resources and received no revenue in return, which would negatively effect our results of operations and cash flow.

Our business could be adversely affected by significant changes in the contracting or fiscal policies of governments and governmental entities.

Our revenues may be substantially derived from contracts with international, federal, state and local governments and government agencies and subcontracts under federal government prime contracts and we believe that the growth of our business may depend on our procurement of government contracts either directly or through prime contractors. Accordingly, changes in government contracting policies or government budgetary constraints could directly affect the financial performance of our business. Among the factors that could adversely affect our business are:

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changes in fiscal policies or decreases in available government funding;

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changes in government programs or applicable requirements;

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the adoption of new laws or regulations or changes to existing laws and regulations;

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changes in political or social attitudes with respect to homeland security or defense issues; and

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potential delays or changes in the government appropriations process.

These and other factors could cause governments and governmental agencies, or prime contractors that may use our business as a subcontractor, to reduce their purchases under existing contracts, to exercise their rights to terminate contracts at-will or to abstain from exercising options to renew contracts, any of which could have a material adverse effect on the business, financial condition and results of operations of our business.

Government contracts typically contain unfavorable provisions.

Government contracts often include provisions that are not standard in private commercial transactions. For example, government contracts may:

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include provisions that allow the government agency to terminate the contract without penalty under certain circumstances;

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contain onerous procurement, administrative and inspection procedures;

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be subject to cancellation if government funding becomes unavailable; and

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subject the contracting party to suspension or ban from doing business with the government or a government agency, impose fines and penalties and subject the contracting party to criminal prosecution.

Accordingly, the business, financial condition and results of operations of our business may be adversely affected by such provisions (or other provisions) contained in government contracts.

Government contracts are subject to audit and cost adjustments, which could reduce our revenues, disrupt our business or otherwise adversely affect our results of operations.

Government agencies routinely audit and investigate government contracts and government contractors’ administrative processes and systems. These agencies review performance on contracts, pricing practices, cost structure and compliance with applicable laws, regulations and standards. They also review the contracting parties’ compliance with regulations and policies and the adequacy of internal control systems and policies, including the purchasing, property, estimating, compensation and management information systems. Any costs found to be improperly allocated to a specific contract will not be reimbursed and any such costs already reimbursed must be refunded. Moreover, if any of the administrative processes and systems are found not to comply with requirements, our business may be subjected to increased government oversight and approval that could delay or otherwise adversely affect our ability to compete for or perform contracts. Therefore, an unfavorable outcome to a government audit could cause the actual results of our business to differ materially from those anticipated. If an investigation uncovers improper or illegal activities, our business may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeitures of profits, suspension of payments, fines and suspension or debarment from doing business with the government. In addition, our business could suffer serious harm to its reputation if allegations of impropriety were made against it.

Our business is expected to derive significant revenue from contracts awarded through a competitive bidding process.

Government contracts are awarded through a competitive bidding process. A material portion of our business in the future is likely to continue to be awarded through competitive bidding. The competitive bidding process presents a number of risks, including the following:

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bids are made on programs before the completion of their design, which may result in unforeseen difficulties and cost overruns;

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substantial cost and managerial time and effort to prepare bids is made on proposals for contracts that may not be won;

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it may be difficult to estimate accurately the resources and cost structure that will be required to service any contract won; and

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expense and delay may be encountered if competitors protest or challenge awards of contracts to our business in competitive bidding, and any such protest or challenge could result in the resubmission of bids on modified specifications, or in the termination, reduction, or modification of the awarded contract.

Budgetary pressures and changes in the procurement process have caused many government clients to increasingly purchase goods and services through indefinite deliver/indefinite quantity, General Services Administration schedule contracts and other government-wide acquisition contracts. These contracts, some of which are awarded to multiple contractors, have increased competition and pricing pressure, which may require us to make sustained post-award efforts to realize revenue under each such contract. In addition, the net effect of such programs may reduce the number of bidding opportunities available us. Moreover, even if we are qualified to work on a particular new contract, we might not be awarded business because of the government’s policy and practice of maintaining a diverse contracting base.

In addition, as our principal executives are resident in Canada, we may be disadvantaged in the competitive bidding process and face a higher risk of losing bids to domestic competitors.

Our business will likely have to comply with complex procurement laws and regulations.

Our business will likely have to comply with and will be affected by laws and regulations relating to the formation, administration and performance of federal government contracts, which affect how we do business with our customers and may impose added costs on our business. For example, our company or the parties with whom we do business will likely be subject to the Federal Acquisition Regulations and all supplements (including those issued by the Department of Homeland Security and the Department of Defense), which comprehensively regulate the formation, administration and performance of federal government contracts, and to the Truth-in-Negotiations Act, which requires certification and disclosure of cost and pricing data in connection with contract negotiations. In addition, we or the parties with whom we do business will likely be subject to industrial security regulations of Department of Defense and other federal agencies that are designed to safeguard against foreigners access to classified information. We may also be liable for systems and service failures and security breaks with respect to the solutions, services, products, or other applications we sell to the government. The government may reform its procurement practices or adopt new contracting rules and regulations, including cost-accounting standards, that could be costly to satisfy or that could impair our ability to obtain new contracts.

We depend on our technology and products which incorporate our technology. The loss of access to this technology as a result of intellectual property claims or otherwise would terminate or delay the further development of our products, injure our reputation or otherwise impair our viability as a company.

We rely on technologies that we acquired from Duck Marine Systems Inc., Mark Henrickson, our chairman, president and chief technology officer, and Ron Rogers, our chief operating officer and member of our board of directors. The loss of these technologies for any reason (including, potentially, if we fail to make required payments to Duck Marine under our July 2006 technology transfer agreement with Duck Marine) would seriously impair our business and future viability. If we are required to enter into license agreements with third parties for replacement technologies, and assuming such licenses are even available to us, we could be subject to higher royalty payments. In addition, any defects in our technology or any technology we may license in the future could prevent the implementation or impair the functionality of our products, delay new product introductions or injure our reputation and results of operations.

We may be unable to protect our proprietary rights, thereby permitting competitors to develop the same or similar products and technologies to ours, which could add expense and delay operations.

Our future results and ability to compete will be dependent, in large part, upon the marketing and sales of our proprietary products and technologies. We intend to rely primarily upon patent, copyright, trade secret and trademark laws to protect the proprietary components of our systems. The failure to protect our intellectual property and proprietary rights could enable others to duplicate or claim rights to our products and systems or otherwise develop similar or competitive products and systems which may result in decreases in our results of operations, liquidity and cash flows. Any such decreases may correspondingly decrease the market price of our common stock.

If we are unable to protect our intellectual property, or obtain patents for the devices we are currently researching, we may lose a competitive advantage or incur substantial litigation costs to protect our rights and we be unable to protect our intellectual property rights.

Our viability as a business depends in part upon our proprietary technology. Our protective measures, including future patents, trademarks and trade secret laws, may prove inadequate to protect our proprietary rights. We are in the process of filing patent applications for our technologies and although we do not currently foresee issues arising as a result of our pending patents, there can be no assurance that any of these patents will be issued or that patents will not be challenged. Established companies in our industry generally are aggressive in attempts to block new entrants to their markets, and our products, if developed and commercialized, may interfere (or may be alleged to interfere) with the intellectual property rights of these companies. Our viability will depend on our products not infringing patents that we expect would be vigorously prosecuted. Furthermore, the validity and breadth of claims in our technology patents involve complex legal and factual questions and, therefore, are highly uncertain. Even if we are granted patents relating to our technology, there can be no assurance that we would be able to assert our patents against competing products. Once we receive a patent, the scope of any patent to which we have or may obtain rights may not prevent others from developing and selling competing products. The validity and breadth of claims covered in technology patents involve complex legal and factual questions, and the resolution of such claims may be highly uncertain, lengthy, and expensive. In addition, any future patents which we may file may be held invalid upon challenge; others may claim rights in or ownership of our patents.

We may become subject to intellectual property infringement claims, which may cause us to incur litigation costs and divert management attention from our business.

Any intellectual property infringement claims against us, with or without merit, could be costly and time-consuming to defend and divert our management’s attention from our business. If our products were found to infringe a third party’s proprietary rights, we could be required to enter into royalty or licensing agreements in order to be able to sell our products or be required to cease selling our products. Royalty and licensing agreements, if required, may not be available on terms acceptable to us or at all, and the loss of sales from a forced cessation could materially and negatively impact our results of operations.

We may be unable to adapt or upgrade our technologies and products as the markets in which we compete evolve, which would leave us at a significant competitive disadvantage.

The disaster preparedness and homeland security markets are rapidly evolving as new technologies are developed to addressing pressing needs. We may be unable to adapt or upgrade our technologies, or otherwise invent and develop new technologies, to meet the demands of the marketplace. For example, our Amphibious Robotic Drone is geared specifically for the military market. Our inability to obtain sophisticated wireless communication systems for our Amphibious Robotic Drones could limit our ability to penetrate military markets. The military requires encrypted communication systems to avoid interference and interception. If we cannot acquire, license or interface with sophisticated military communication systems, the viability of the Amphibious Robotic Drone will be significantly limited.

Competition in the homeland security and disaster preparedness industries could reduce our sales and prevent us from achieving profitability.

The homeland security and disaster preparedness industries are highly competitive. We may face competition from numerous larger, better capitalized and more widely known companies that make competing products, life saving platforms or similar technologies. Increased competition may result in greater pricing pressure, lower gross margins and reduced sales, and prevent us from achieving profitability.

We may become subject to personal injury and other liability claims that could harm our reputation and adversely affect our sales and financial condition.

Our products will be used to save lives during and after a disaster or an emergency and if improperly deployed could result in serious, permanent bodily injury to those involved. Our products may cause or be associated with these injuries. A person injured in connection with the use of our products may bring legal action against us to recover damages on the basis of theories including personal injury, wrongful death, negligent design, dangerous product or inadequate warning. We may also be subject to lawsuits involving allegations of misuse of our products. The costs, in terms of both financial resources and management’s time, associated with defending these lawsuits could be very high. Moreover, if successful, personal injury, misuse and other claims could have a material adverse effect on our operating results and financial condition. We currently do not carry product liability insurance, although we plan to obtain it in the near future. No assurances can be given however that such insurance will be available to us on favorable terms, if at all. If we become subject to claims and have no insurance to cover them, we could be faced with liabilities with no means to satisfy them, which would likely result in the failure of our business.

We rely on key members of management and employees, and the loss these persons could have a material adverse effect on our development.

We depend upon Mark Henrickson and Ron Rogers, our co-founders, principal executive officers and members of our board of directors, who developed our technologies. As we are a start-up business, we are completely dependent upon their knowledge and experience. These individuals are and will be a significant factor in our potential growth. The loss of the service of members of the management could have a material adverse effect on us. Moreover, our future growth will depend on identifying and hiring and retaining qualified officers, directors and employees. There can be no assurance that we will be able to identify suitable candidates, to attract them should they be identified or retain them should they be hired. The loss of key officers, directors and employees could have a material adverse effect on us.

Our directors and executive officers may experience conflicts of interest which may detrimentally affect our business development activities and our results of operations.

Mark Henrickson and Ron Rogers, our co-founders, principal executive officers, members of our board of directors, and inventors of our technologies, are principals, executive officers and directors of Duck Marine. Ronald Rennie, Ralph Maddeaux and Rick Juzda, members of our board of directors, are also principals of Duck Marine and, together with Messers. Henrickson and Rogers, own approximately 34% of the capital stock of Duck Marine. To the extent that our interests diverge from those of Duck Marine under our technology transfer agreement with Duck Marine or otherwise, Messrs. Henrickson, Rogers, Rennie, Maddeaux and Juzda may become subject to conflicts of interest which could lead them to make decisions which are not necessarily in the best interests of our other stockholders. This could result in material adverse consequences to our company, its value and the value of your investment in our company.

Risks Relating to this Offering

Our management owns or controls a significant number of the outstanding shares of our common stock and will continue to have significant ownership of our voting securities for the foreseeable future.

As of the date of this prospectus, our management owns or controls approximately 69.6% of our issued and outstanding capital stock. See “Security Ownership of Certain Beneficial Owners and Management.” As a result, these persons would have the ability, acting as a group, to effectively control our affairs and business, including the election of directors and subject to certain limitations, approval or preclusion of fundamental corporate transactions. This concentration of ownership may be detrimental to the interest of our minority stockholders in that it may:

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limit our stockholders’ ability to elect or remove directors;

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delay or prevent a change in the control of our company;

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impede a merger, consolidation, take over or other transaction involving our company; or

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discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company.

We will likely issue additional securities in the future, which issuances may be dilutive.

Our authorized capital consists of 50,000,000 shares of common stock. As of the date of this prospectus, there are 12,706,600 shares of common stock issued and outstanding. There are also warrants to purchase 3,139,600 shares of our common stock at $0.50 per share, and our board of directors has adopted a stock incentive plan for up to 1,850,000 shares of our common stock, of which 285,000 of such shares have been issued as of the date of this prospectus. In addition, in the future, our Series A Debentures may become convertible into shares of common stock if we conduct an initial public offering of our securities. To the extent that we issue additional securities, the holders of our common stock will experience percentage and potentially economic dilution. In addition, in the event that any future financing should be in the form of, be convertible into or exchangeable for, equity securities, holders of our securities may experience additional dilution.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have those controls attested to by our independent auditors.

We will likely in the future become subject to the requirements of the Sarbanes-Oxley Act of 2002, which we refer to herein as the Sarbanes-Oxley Act, and similar laws, rules and regulations effecting our internal financial controls and reporting. As directed by Section 404 of the Sarbanes-Oxley Act (SOX 404), the Securities and Exchange Commission adopted rules requiring public companies to include a report of management on the company’s internal controls over financial reporting in their annual reports, including Form 10-KSB. In addition, the independent registered public accounting firm auditing a company’s financial statements must also attest to and report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting as well as the operating effectiveness of the company’s internal controls. We expect to evaluate our internal control systems in order to allow our management to report on, and our independent auditors to attest to, our internal controls.

While we expect to expend significant resources in developing the necessary documentation and testing procedures required by SOX 404, there is a risk that we will not comply with all of the requirements imposed thereby. At present, there is no precedent available with which to measure compliance adequacy. Accordingly, no assurances can be given that we will receive a positive attestation from our independent auditors.

If we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive a positive attestation from our independent auditors with respect to our internal controls, we may face regulatory action and our stockholders and others may lose confidence in our reported financial information, either of which could have an adverse effect on our stock price.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses, which as a smaller public company may be disproportionately high.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act, new SEC regulations and stock market rules, are creating uncertainty for public companies. It is likely that we will become subject to such laws, rules and regulations in the future. These new and changing laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. As a result, our efforts to comply with evolving laws, regulations and standards will likely result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. In particular, our efforts to comply with SOX 404 and the related regulations regarding our required assessment of our internal controls over financial reporting and our independent registered public accounting firm’s audit of that assessment will require the commitment of significant financial and managerial resources. We expect these efforts to require the continued commitment of significant resources. Further, our board members, and principal executive and accounting officers could face an increased risk of personal liability in connection with the performance of their duties. As a result, we may have difficulty attracting and retaining qualified board members and executive officers, which could slow down our business. If we are unable to fully comply with new or changed laws, regulations and standards, or if our efforts differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, our reputation may be harmed and our stock price may suffer.

Unless an active public market develops for our common stock, you may not be able to sell your shares, therefore your investment would be a complete loss.

There is no public market for our common stock. An active trading market may never develop or, if developed, it may not be maintained. Failure to develop or maintain an active trading market could negatively affect the price of our common stock, and you may be unable to sell your shares, and therefore your investment would be a complete loss.

We may not qualify for Over-the-Counter Bulletin Board inclusion, and therefore you may be unable to sell your shares.

We believe that, at sometime following the effectiveness of this registration statement of which this prospectus forms a part, our common stock will become eligible for quotation on the Over-the-Counter Bulletin Board, which we refer to herein as the OTCBB or the Bulletin Board. No assurances can be given, however, that this eligibility will be granted. OTCBB eligible securities include securities not listed on NASDAQ or a registered national securities exchange in the U.S. and that are also required to file reports pursuant to Section 13 or 15(d) of the Securities Act of 1933, as amended and referred to herein as the Securities Act, and the company is current in its periodic securities reporting obligations. Among other matters, in order for our common stock to become OTC BB eligible, an NASD-member broker/dealer must file a Form 211 with the National Association of Securities Dealers, or NASD, and commit to make a market in our securities once the Form 211 is approved by the NASD. We have been advised that an NASD member broker-dealer has filed a Form 211 with respect to our common stock. As of the date of this prospectus, the Form 211 has not been approved by the NASD and the NASD has requested additional information with respect to the Form 211 and the Company. If for any reason, however, our common stock does not become eligible for quotation on the Bulletin Board or a public trading market does not develop, purchasers of shares of our common stock may have difficulty selling their shares should they desire to do so. If we are unable to satisfy the requirements for quotation on the Bulletin Board, any trading in our common stock would be conducted in the over-the-counter market in what are commonly referred to as the “pink sheets.” As a result, a purchaser of our common stock may find it more difficult to dispose of, or to obtain accurate quotations as to the price of their shares. The above-described rules may materially adversely affect the liquidity of the market for our securities. See “Plan of Distribution.” In addition, the price of the shares, after the offering, can vary due to general economic conditions and forecasts, our general business condition, the release of our financial reports, and because our principals may sell shares they owned before the offering into any market that develops.

The “penny stock” rules could make selling our common stock more difficult.

Assuming our common stock becomes publicly-traded, if at any time we have net tangible assets of $5.0 million or less and our common stock has a market price of less than $5.00 per share, transactions in our common stock may become subject to the “penny stock” rules promulgated under the Securities Exchange Act of 1934, as amended. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must: (i) make a special written suitability determination for the purchaser; (ii) receive the purchaser’s written agreement to a transaction prior to sale; (iii) provide the purchaser with risk disclosure documents that identify certain risks associated with investing in “penny stocks” and that describe the market for these “penny stocks,” as well as a purchaser’s legal remedies; and (iv) obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in “penny stock” can be completed. If our common stock becomes subject to these rules, broker-dealers may find it difficult to effect customer transactions, related transaction costs will rise and trading activity in our securities may be greatly reduced. As a result, the market price of our securities may be depressed, and you may find it more difficult to sell our securities.

You should be aware that, according to the Commission, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

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Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

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Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

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 “Boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

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Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

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The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

We do not intend to pay dividends in the foreseeable future. If you require dividend income, you should not rely on an investment in our company.

We have never paid cash dividends and do not anticipate paying cash dividends in the foreseeable future. Instead, we intend to retain future earnings, if any, for reinvestment in our business and/or to fund future acquisitions. You should not expect to receive any cash dividends as a stockholder of our company.

NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us. Such forward-looking statements relate to future events or our future performance. You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as “may,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “intends,” “plans,” “projected,” “predicts,” “potential” or “continue” or the negative of these or similar terms. In evaluating these forward-looking statements, you should consider various factors, including those described in this prospectus under the heading “Risk Factors”. These and other factors may cause our actual results to differ materially from any forward-looking statements. The forward-looking events discussed in this prospectus and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us. We cannot give any guarantee that these plans, intentions or expectations will be achieved. All forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including those factors described in the “Risk Factors” section of this prospectus. The following is a listing of certain risks, uncertainties and contingencies that could cause our actual results, performances or achievements to be materially different from our forward-looking statements.

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our ability to finance our operations, either through the raising of capital, the incurrence of convertible or other indebtedness or through strategic financing partnerships;

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our ability to retain members of our management team and our employees;

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the viability of our research and development activities, the development of viable commercial products and the speed with which regulatory authorizations (as necessary), product launches and sales contracts may be achieved;

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our ability to develop sales, marketing and distribution capabilities;

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our ability to adapt to or upgrade our technologies and products as markets evolve;

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our ability to offer pricing for products which is acceptable to customers; and

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competition that exists presently or may arise in the future.

The foregoing does not represent an exhaustive list of risks. Please see “Risk Factors” above for additional risks which could adversely impact our business and financial performance. Moreover, new risks emerge from time to time and it is not possible for our management to predict all risks, nor can we assess the impact of all risks on our business or the extent to which any risk, or combination of risks, may cause actual results to differ from those contained in any forward-looking statements. All forward-looking statements included in this prospectus are based on information available to us on the date of this prospectus. Except to the extent required by applicable laws or rules, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this prospectus.

BUSINESS

Overview

We are a development stage company that designs and markets equipment and technologies targeted to homeland security, disaster response, emergency preparedness, military, fire fighting, shipping, mining, industrial, transportation and environmental applications. Our proprietary and patent pending products in development, as well as products which we are currently marketing, are expected to offer a range of emergency response systems, and include:

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Disaster Preparedness on demand (D-P-O-D) emergency response transportation systems: D-P-O-D systems are designed to allow the operator to rapidly configure a truck, AUV or vessel to meet specific applications on-demand.

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DP Trailmaster, Amphibious Utility Vehicle, or AUV: the six or eight wheeled utility vehicles are designed to transport 3,000 pounds of emergency and fire fighting equipment stored in D-P-O-Ds, and can travel over land at speeds up to 40 miles per hour.

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Disaster Preparedness Urban Search and Rescue Trailer, or DP USAR: The DP USAR is designed to be a portable, rapidly configurable confined space simulator of urban disaster environments.

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DP500, High Output Pump Modules: High Output Pump Modules are designed to provide an alternate source of water in the aftermath of a disaster.

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Amphibious Robotic Drones or ARDs: ARDs are fully remote controlled drones designed to control and recover oil spills and to fight fires under wharves, around vessels and in open seas where it is too dangerous to deploy personnel.

We currently outsource nearly all of our manufacturing capability for our prototypes and products to third parties. We have sought and relied on relationships with original equipment manufacturers, or OEMs, and subcontractors to build our products based on our proprietary and patent pending designs. However, in 2007 we intend to establish or acquire a fabrication and assembly facility in order to become more fully integrated and potentially increase our profit margins. We have had discussions with the State of Arkansas and the City of Camden, Arkansas in this regard.

We believe that the potential market for our products in development is timely, large and growing. Since September 11, 2001, there has been significant growth in the market for homeland security related equipment and technologies. Also, recent natural disasters such as Hurricane Katrina have also demonstrated the need for equipment that allows first responders to accomplish critical missions. Not including regional government authorities, the U.S. Federal Government has appropriated $33.3 billion dollars for Homeland Security in 2006, a dramatic increase over the 2001 budget of $14.6 billion. Based on information generated by Civitas Group, LLC, a homeland security consulting group, we believe that the overall potential market for our products (i.e., the private sector allocation of the overall Homeland Security market which is expected to exceed $115 billion within five years) was approximately $9.5 billion for the U.S. government’s 2006 fiscal year. Based on increases in the Homeland Security budget since 2004, we expect that the overall potential market for our products could increase to $26.55 billion by 2009.

Our primary focus is the homeland security market in the United States. The Department of Homeland Security, or DHS, through its directorates, is the principal federal government conduit for federal expenditures on emergency preparedness, disaster response, and support for first responders. DHS also has jurisdiction over the U.S. Coast Guard, which has primary authority over the nation’s waterways (and oil spill response), and FEMA. Federal expenditures and commitment to Homeland Security continues to grow at all levels of the U.S. Federal Government. Congressional appropriators and authorizers continue to push for increased federal expenditures for disaster preparedness. While DHS appropriators are resisting earmarks for specific disaster solutions, pressure is growing in Congress to force more money through DHS and FEMA down to the state and local level. Our hardware also has potential to service the U.S. Forest Service (part of the U.S. Department of Agriculture) and the Departments of the Interior and Energy, as well as comparable state and local agencies.

While we recognize that while the opportunity in the homeland security market in the U.S. is significant, we have also been actively exploring a secondary market strategy to seek entry into the oil and gas markets through partnerships with OEMs.

The philosophy behind our systems is to provide technological solutions that can provide a multitude of interchangeable resources or emergency devices from a single platform. Our systems are designed to simultaneously provide a source of water to fight fires, operate a variety of extrication equipment, and generate electricity for emergency lighting and electrical equipment. These same systems can also power and feed water purifiers, operate oil spill recovery/control equipment, and deliver high volume pumping for flood control, all in a single system. Each system can be configured for specific usages while still retaining the flexibility to work in other applications. These products and related systems are designed to be deployed in high-risk environments while minimizing the risks faced by disaster responders. The amphibious response vehicles are deployable where traditional vehicles cannot maneuver. Hardware such as the P-O-D systems can provide critical infrastructure independent of land-based infrastructure such as fire hydrants and power sources. Our high output portable pump systems are designed for remote applications such as forest fires and rural communities where fire hydrants are not available.

We believe our equipment and systems will be a crucial solution in the event of disasters such as hurricanes, tsunamis, floods, ship and dock fires, oil spills, forest fires and terrorist attacks. All of our systems and products have been developed based on interviews with industry professionals. For example, interviews with fire chiefs led to the placement of our pump in a small trailer that could be towed behind an ATV and backed into the water supply, as well as configuring it to do more than just pump water. Based on these and other interviews, our marketing initiatives to date, and research from publicly available sources, we believe that our products have been designed to meet the latest needs of the disaster preparedness and other related industries and that our products will be highly differentiated from competitive products within the market.

We continue to see an increasing demand for hardware as government agencies and private companies throughout the world are looking for technological solutions to problems created by disasters, both natural and man made. In the United States, our principal target market, the DHS has allocated funds to communities throughout the U.S. to acquire disaster relief and response equipment. In our investigations following the 2005 hurricane disasters in Florida and Louisiana, we learned, through discussions with FEMA agents in the State of Florida, that our proprietary systems would have proven useful if deployed there.

Our History

We were incorporated in the State of Nevada in November 2004. In connection with our formation, in December 2004, we entered into an exclusive, perpetual licensing agreement with Duck Marine Systems Inc., a Canadian research and development company, pursuant to which we were granted manufacturing and marketing rights along with operating prototypes, intellectual and engineering properties, as well as a compiled customer base for all of our products described below.

In early July 2006, our licensing agreement with Duck Marine was amended and restated as of the original date of the licensing agreement to convert the agreement into an outright transfer to us of all such intellectual property. Duck Marine transferred its technologies and products in development to us in order to have better access to the U.S. homeland security and disaster preparedness markets (including access to U.S. government contracts) as well as the U.S. capital markets. The consideration for such transfer consisted of: (i) 8 million shares of our common stock initially issued to Duck Marine under the licensing agreement, which shares are expected to be distributed to the shareholders of Duck Marine on a pro rata basis in January 2007, and (ii) $200,000 in cash paid in quarterly installments of $15,000 beginning on September 1, 2006 and on the first business day of each subsequent calendar quarter. Mark Henrickson and Ron Rogers, principals of Duck Marine and our co-founders, executive officers and members of our board of directors, are also parties to this transfer agreement, and agreed to transfer to us any rights they may have in such intellectual property without any additional cash or equity consideration.

Since 1998, Duck Marine, Mark Henrickson and Ron Rogers, have worked to develop the technologies and business plans which now belong to us. In that time, Duck Marine has invested CDN $1.6 million into the development and refinement of our products and hardware.

Products

The primary beneficial features of our proprietary and patent pending technologies and products in development include:

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Pumps which are easily deployable to fight fires on land and water.

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Pumps which have low weight to flow ratio, meaning the physical weight of the pump is lower than a heavy diesel or gas engine pump due to the use of lightweight aluminum.

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Hydraulic systems that are compatible with most current emergency response equipment.

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Systems and platforms that reduce the amount of manpower required to operate equipment by offering unmanned platforms.

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Hardware systems which are designed to eliminate risk to personnel.

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Hardware that expeditiously replaces damaged infrastructure in the disaster area.

The following is a description of our principal products in development. We have filed provisional patent applications with the U.S. Patent and Trademark Office (USPTO) for a majority of these products.

D-P-O-D (Disaster Preparedness on Demand)

The “D-P-O-D Truck” module is an emergency response vehicle incorporating our patent pending Power   D-P-O-D (providing electrical and hydraulic power) plus equipment D-P-O-D in a modular configuration. In support of emergency response equipment, the D-P-O-D Truck interfaces with the truck’s diesel engine in order to convert the energy of the diesel engine to hydraulic power. The hydraulic power can be utilized to power hydraulic, electric and air tools in a low maintenance system. In turn, the unit can operate a myriad of search and rescue, extrication, pumping, fire suppression, hazmat, environmental and life support systems and equipment simultaneously.

The design of the D-P-O-D Truck allows for easy customization by the end-user and can be designed to support multiple requirements, from emergency services to oil exploration. Our D-P-O-D system is designed to permit responders and operators to rapidly configure vehicles with various sizes of enclosed containers each outfitted with specific equipment to handle a variety of disaster preparedness situations. The Power D-P-O-D converts the vehicles energy into hydraulic, air, and electric power enabling the operation of a myriad of equipment. Each individual D-P-O-D can be custom configured to house an assortment of equipment and/or tanks for water, dispersants, etc. Our D-P-O-D system extends the capability of vehicles beyond that of the traditional singular application.

Our D-P-O-D Truck system will be deployed on Department of Transportation, or DOT, approved vehicle chassis. We are working with Ford, Freightliner, and International to design and supply DOT approved chassis. All D-P-O-D Truck systems are planned to be rated with a sufficient Gross Vehicle Weight (GVW) to accommodate our D-P-O-D system. We intend to produce these systems in partnership with manufactures that maintain industry certification such as International Standards Organization (ISO), Underwriters Laboratories Certified (ULC), and the Federal Emergency Management Agency.

The D-P-O-D Truck System

DP Trailmaster Amphibious Utility Vehicle (AUV)

Designed for disaster response, rescue, and environmental, exploration and wildfire response, our DP Trailmaster AUV carries a larger 3,000 pound payload than others in its size class, allowing for the inclusion of our patent pending D-P-O-D system containers. A tertiary hydraulic system is fully dedicated to powering hydraulic gear, leaving the standard dual hydraulic drives to propel the vehicle through water. This, combined with an optional patent pending water speed system, allows the DP Trailmaster AUV to travel 2-4 times faster in the water than competing amphibious utility vehicles. The unit is highly maneuverable in adverse terrain, and can run multiple hydraulic devices simultaneously.

The DP Trailmaster AUV

Disaster Preparedness Urban Search and Rescue Trailer

The purpose of this mobile “Confined Space Rescue Training Trailer” unit is to provide training scenarios. It can also be used for response to major structural collapses or other types of entrapment emergencies to support urban search and rescue teams with additional equipment, electric power and electrical lighting. The USAR’s most frequent mission will be to provide training with as realistic as possible scenarios on a mobile platform which will allow for structural collapse and confined space training, following FEMA guidelines and National Fire Protection Association (NFPA) standards.

IRCC
MOBILE BURN & CONFINED SPACE
REGIONAL TRAINING & RESPONSE UNIT
Indian River Community College
www.ircc.edu
772-462-4760

DP USAR

DP500 High Output Pump

The DP500 provides high pressure output or pressure boost through four hoses from a highly deployable, lightweight platform. Towed by utility vehicles, ATV’s or street vehicles and operated by one person, the DP500 can be deployed directly into nearby water sources. The reliance on hydrants is removed. At the waters edge, the operator can easily adjust the deployment angle to ensure the pump head is fully submerged for maximum output. Also available are handcart and floating configurations.

DP500 High Output Pump

Amphibious Robotic Drone

The remote controlled Amphibious Robotic Drone, or ARD or Drone, is designed to fight fires, contain/recover oil spills and detect biohazards in marine environments. Powered by our proprietary systems, and using our modular design, the Drone will allow for the rapid assembly and deployment to respond to specific natural disasters and terrorist incidents. Our Drone is fully remote controlled, and can operate independently with a global position system, or GPS, unit. The amphibious design allows ease of deployment from land to water and extends marine security capabilities to manage marine assets where it may be too dangerous to deploy personnel.

The ARD is a multitasking, robotized and amphibious unmanned vehicle consisting of a diesel engine and associated hydraulic components to power the wheels, tracks or propellers and any of the additional attachable options such as pumps, oil spill recovery equipment, robotic arms and military equipment. The water pump deployed in the Drone is referred to as the “Shark Pump”. The Drone is remote controlled, designed to fight fires and control/recover oil spills under wharves, around vessels and in open seas. The amphibious design allows ease of deployment from land to water and extends capabilities to fight fires and contain toxic spills in and around buildings where it is too dangerous to deploy personnel. Optional on-board wireless video cameras, infrared cameras and sensory systems enhance remote controlled operations. The high volume spray system can apply dispersants and foams as well as fight oil spill fires with suppressants. It is also capable of remotely powering and controlling oil slick removers and separators as well as deploying booms and towing bladders. For military purposes, the ARD can also be fitted with munitions systems. We are in the late stages of field testing our next generation remote controlled GPS ARD for special water borne applications.

Amphibious Robotic Drone

Market Opportunity

In the wake of recent natural disasters in the United States, the need for products specifically designed to address disaster preparedness has increased substantially. Our products in development are intended to enable emergency personnel to work intelligently with the appropriate equipment to save lives. Technology platforms such as ours have historically been in short supply, and are currently in great demand by U.S. government agencies, which have seen budget increases in recent years. Our strategic goal is to meet these needs by providing a new disaster response platform that will satisfy the requirements of nearly federal, state, local and private agencies that spend billions of dollars on disaster and homeland security products and services.

Our products are expected to participate in the following market segments:

Fire and EMS Departments

According to www.firehouse.com, there are approximately 33,000 Fire and EMS departments in the United States. The majority of these emergency response agencies are volunteer departments, a market to which we believe our products are well suited. Due to the lower levels of funding, prompting reduced staffing levels, many of these departments are seeking versatile equipment while at the same time try to reduce risk to personal. We believe that the P-O-D system, based on a LEGO® design, fits into the aforementioned concept perfectly along with our Drone. One person can assume responsibility for multi functions without leaving their post.

Environmental Market

It is estimated that annually millions of metric tons of petroleum based products spill worldwide into the oceans, fouling coastlines, killing animals, destroying fisheries and polluting the environment. The U.S. accounts for over one million barrels of maritime oil spills every year, and spill clean up costs in the U.S. (which has the most stringent spill remediation requirements) are estimated at $24,000 per ton on average. We believe that “best effort response” technologies, currently in place for oil spill clean up, offer little or no benefits at a skyrocketing cost.

We expect that our Drone will be ideally suited not only to spray biodegradable compounds on oil spills close to shore lines to eliminate any hazardous risks but, with the addition of a skimmer, will allow for the removal of the oil from the surface.

This vehicle is designed to also be deployed to wash down inaccessible contaminated rock surfaces diminishing the risk to human life. Due to the amphibious nature of the “Drone” it is just as effective on land as at sea. With its on-board tracking and navigation system, the Drone can remotely harvest an oil spill or engage a fire or hazardous spill.

We believe that the flexibility of our products may prove conducive to environmental companies and the mining and oil industries. We foresee using not only the Drone but its P-O-D system in these situations, as this system is capable of powering up to ten oil skimmers simultaneously. We believe these industries will utilize the Model 2000 Power Module as the initial infrastructure at their camp sights, as hydraulic power, genset power, and compressed air all very critical where heavy equipment is being assembled and maintained.

Military Market

Military forces are becoming more involved with disaster response. This presents an opportunity for us to introduce our systems to militaries and governments throughout the world. We believe that each of our systems will be able to fit within the military establishment.

It is well documented that during Hurricane Katrina, the U.S. military played an active role in disaster response. The military has and is continuously acquiring fire fighting and rescue equipment for their inventory along with portable power generation, pumps, water purification and desalination systems. We believe that our amphibious systems have the potential to fulfill the mission’s critical tasking within the military establishment along with the potential utilization of our P-O-D vehicles and vessels as support systems.

We believe that our remote controlled Amphibious Robotic Drone meets the criteria of the U.S. Navy’s Unmanned Surface Vehicles (USV) program, and have been approached by military contractors about our ARD. Currently, we are in negotiations for a joint venture with a company contracted by the U.S. Navy to develop a USV and submit, with our cooperation, a prototype Drone to the U.S. Navy for testing under the USV program.

Commercial and Industrial Enterprises

We believe that there is a significant opportunity to provide our equipment and hardware to the forestry, mining and oil industries. Resource industries have historically taken responsibility for their own fire fighting and environmental protection. More recently the resource industries have been required to provide emergency response and security protection for their assets. The oil and shipping industries face stringent environmental protection policies which require them to operate or contract for oil spill protection.

We expect that our products will lend themselves, in the case of an emergency, to deployment by individuals who have property in close proximity to a source of water, whether this is a swimming pool or a natural body of water. Rural and off shore communities in many cases do not have hydrants and are reliant on community volunteers for fire protection. Our products, especially the Model DP500, we believe, are well suited to the equipment rental or lease industries. The majority of these rental and leasing companies also act as resellers for the products they have available for rent.

Competition and Potential Competitive Advantages

The homeland security and disaster preparedness industries are highly competitive. We may face competition from numerous larger, better capitalized and more widely known companies that make or may make competing products, life saving platforms or similar technologies. Increased competition may result in greater pricing pressure, lower gross margins and reduced sales, and prevent us from achieving profitability. The following is a description of our competitors:

D-P-O-D Truck

We face direct competition to our Disaster Preparedness On Demand (D-P-O-D) Truck platform in the state-based disaster response markets. All the major fire truck manufacturers provide some form of disaster response vehicle. There are approximately 72 companies in U.S. manufacturing and marketing fire trucks, with Pierce, American LaFrance and Seagrave Fire Apparatus being the market leaders. In the U.S., annual sales in this sector are approximately $872 million.

The D-P-O-D Truck is similar to disaster response vehicles offered by fire truck manufacturers, in that it is designed for use by first responders to man-made and natural disasters and can be outfitted to deliver all the same generating capabilities, pumping capabilities and equipment that a specific event requires. However, we believe that our D-P-O-D Truck has advantages over these competitive offerings in the following respects:

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Cost savings. At a cost of at least $380,000 each, traditional emergency response trucks are specialty vehicles configured to meet the needs of a single (or at most two or three) type of disaster with “mission oriented custom layouts” that necessitate the purchase of multiple trucks to meet regulatory requirements. However, a single $52,000 chassis outfitted with multiple, interchangeable D-P-O-Ds ranging in price from $10,000 to $40,000 each can be configured in minutes to meet the demands of any type of disaster.

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Lighter/smaller chassis requirements. Since the appropriate set of D-P-O-Ds can be placed on the chassis in minutes, a first response unit is not required to purchase a truck large enough to house all the emergency gear needed for multiple disaster scenarios. Responders need only take with them what they need for a specific situation and hence don’t need as large a truck.

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Faster delivery. The D-P-O-D specific design means these units don’t need to be custom built like traditional fire truck based solutions and hence can be manufactured, stocked and delivered to customers in approximately 6-10 weeks versus 1-2 years.

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Broad Power Base. We believe D-P-O-Ds are competitively distinguishable in that they provide a broad power base including hydraulic, electrical and compressed air in a multi functional system. For example, we believe that when setting up camps in remote areas, where no infrastructure exists, our systems would provide the power needed to build a camp and assemble the heavy equipment needed for operations. Additionally, we believe that our D-P-O-D enabled pumping systems, fire fighting capabilities, oil spill remediation and hazardous spill control capabilities will allow users to meet local environmental approvals.

In the commercial/operational markets such as the resource extraction industries, the D-P-O-D Truck also competes with pickup trucks and all wheel drive transporters, where multiple trucks are required to deliver the same functionality as one D-P-O-D Truck.

DP Trailmaster Amphibious Utility Vehicle

In the disaster response market, our DP Trailmaster AUV faces indirect competition from amphibious utility vehicles developed and sold into other non-competing markets. In other markets, such as remote commercial operations, including oil, and gas and mining operations, the DP Trailmaster AUV faces direct competition from other amphibious utility vehicles.

Like other amphibious utility vehicles, our DP Trailmaster AUV operates on land and water. Unlike other amphibious AUVs, however, our AUV:

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Carries a larger payload than others in its size class, which allows for the inclusion of our patent pending
 D-P-O-D system containers.

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Includes a tertiary hydraulic system that is fully dedicated to powering hydraulic equipment, rather than being divided between propelling the vehicle through water and powering hydraulic equipment at the same time.

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Can travel 2-4 times faster in the water than competing amphibious utility vehicles.

With the inclusion of the dedicated tertiary hydraulic pump and the Power D-P-O-D and Equipment
D-P-O-D containers, we believe our DP Trailmaster AUV is the only amphibious utility vehicle tailored specifically for the disaster response market, including both state and commercial-based sectors.

DP500 High Output Portable Pumps

In our target disaster preparedness and response markets, the DP500 competes indirectly with traditional fire trucks and fire truck pumps, and directly with other portable pumps. The DP500 is similar to a fire truck in that it provides high pressure water to multiple hoses for fighting fires. However, the DP500 is differentiated from traditional fire trucks in the following areas:

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Portability. The DP500 can be:

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towed behind any small utility vehicle or ATV

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moved short distances by a single individual or lifted by two individuals

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does not require close proximity to urban hydrant systems

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Optional amphibious deployment

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Number of required operators (one versus multiple for some competitive products)

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Lower service requirements

In direct competition with the DP500 are other portable water pumps. There are approximately 754 companies manufacturing pumps of various types in the U.S., of which over 50% of companies employ 10 or less employees. Annual sales in this sector are approximately $17.9 billion. The DP500 is similar to other high output pumps in that it provides a portable self-contained platform for pumping water, but exceeds these directly competitive offerings in the following areas:

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Due to the pump’s patent pending intake, it can be deployed directly into water source, removing the need to use intake restricting hoses.

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Output is high enough to run 4 standard 1.5 inch fire hoses, each with more pressure than from a traditional fire truck.

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Optional amphibious deployment; the DP500 can potentially be towed behind a boat or amphibious utility vehicle.

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Superior durability; the DP500 is, we believe, the industry’s only all aluminum intake pump constructed via computer numerical control from a solid aluminum block.

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Multi-fuel capability.

In the U.S., there are three major providers of pumps to the fire truck industry: Hale Products, a division of IDEX Corporation (NYSE:IEX), Waterous Company and W.S. Darley Co. While Hale and Waterous pumps are portable by definition, they require a significantly larger and less mobile platform – a fire truck. It is possible however, that one or both of these indirect competitors could develop products that compete more closely with the DP500. Darely is perhaps the largest manufacturer and distributor of portable pumps, which constitute the DP500’s closest competitors. As noted above, the DP500 is significantly differentiated from the Darley (and other) portable pumps.

Sales and Marketing

Sales for disaster-related equipment are typically handled by independent distributors and dealers, the majority of whom are not exclusive to one manufacturer, and we intend to utilize such distributors for sales of some of our products lines such as the DP500. Potential customers, such as large commercial companies, typically look for the most widely used equipment with an established name and reputation for quality, durability, and versatility. Product demonstrations are a critical part of the buying process, especially when a buyer is working with a smaller, lesser known company like DPSI. We therefore intend to pursue a market entry strategy that includes:

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Geographical roll out. DHS and FEMA assign different funding levels to each state, based on geographic and population size, as well as propensity to experience disaster and hence require assistance. In addition, some geographic regions of the U.S. have experienced significantly more recent disasters than other areas, making key target markets for us. Based on these factors, we have targeted Florida, Louisiana, and California as early market entry targets. All have been selected for their high FEMA allocations, with Florida and Louisiana being selected for their frequent hurricanes and flooding, and California for its seasonal rural brush fires that often endanger residential communities but are not accessible by traditional fire trucks.

Our initial marketing drive has been focused on State of Florida through established market specific channels (see below). Management has also identified Florida as the national leader developing new procedures in addressing emergency response protocols, and port security safety solutions. Florida, with 1,197 miles of coastline and many of the nation’s most sensitive strategic infrastructure and geography, is at the forefront in developing port security and first responder capabilities that other states will subsequently adopt, thereby giving us a boost in penetrating subsequent market areas.

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Attendance at major trade shows. During the first two quarters of 2007, we will attend trade shows in conjunction with our partners, with independent attendance starting in mid-2007. We have sought to attend, and plan on attending, four major trade shows yearly, as well numerous local and regional shows.

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Direct sales to early adopters and existing relationships. We believe that many of our early sales opportunities will arise from contacts established during the research and development phase. From the outset, we have relied on industry professionals to assess and analyze our products during each stage of development. We also continue to maintain relations with key personnel inside emergency response departments that have been deployed during the recent major disasters in the southern United States.

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OEM and partner-based sales to gain access to established channels. We are currently pursuing distribution partnerships with existing OEMs. Once initial sales of our products through existing relationships are complete, we will pursue additional distribution relationships.

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Government lobbying efforts. We have retained government relations counsel to develop a working relationships with key U.S. congressmen and senators in an effort to increase awareness of our products. We also plan on initiating a “product familiarization” effort with key DHS personnel.

On January 26 and 27, 2007, we exhibited at the Fire East Conference and Exposition in Jacksonville, Florida. We displayed a full compliment of equipment, including our USAR training trailer, hydraulic power module, amphibious utility vehicle and DP500 high output pump. The response to our equipment was very positive and has assisted us in determining industry interest and moreover has as allowed us to adapt our marketing model to reflect the best way to approach the fire and rescue market. As evidenced by the trade show comments, we are proceeding to assemble demo teams in the field in order to follow up on potential sales. It is our belief, based on our industry survey, that potential customers want site specific demonstrations in their chosen environments and in many cases potential customers want real time, hands-on testing.

The demonstration teams will each be equipped with D-P-O-D trucks, DP Trailmaster AUV’s, DP 500 high output pumps, hydraulic tools and DP USAR training trailers. We are proposing to start with one team to work the

Southeast United States and then add a second team to in Mid-Atlantic and Mid-Western states.  These demo teams will then move throughout the U.S. as required for demonstrations. A third team would be put into action to work the resource industry in the mid-east mining states and could also be deployed to support fire and disaster marketing. A fourth team could then be put into action in the oil states starting in California also supporting fire and disaster marketing. All teams will be similarly equipped and switch between the disaster and resource as required.

Based on the response to our DP USAR training trailer, we have also determined there is a potential to rent equipment out for training. Working from our proposed base of operations in Arkansas, we would be able service southeastern and many of the northeastern states. Many smaller disaster response departments cannot afford to purchase training equipment but could budget to rent the equipment. The DP USAR training trailer has the potential to rent out for $3,000 - $6,000 per day which, based on an estimated 200 potential rental days per year, would generate three times its manufacturing cost per year. Additionally, we are proposing to work with the Arkansas and Florida Fire Training Academies to establish accredited classroom training which would provide income to the academies.

Potential Partnerships and OEM Agreements

We are currently developing the following customer, vendor and other strategic relationships, although no assurances can be given that any of these opportunities will be formally consummated or that revenues will be generated from them:

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CanCode. In October 2006, we signed a non-binding letter of intent to acquire specified assets CanCode Safety Services Inc. of Ontario Canada, which we refer to herein as CanCode. Presently, we sub-contract with CanCode for the manufacturing of our USAR trailer. CanCode is a party to a joint venture agreement with Gladiator Custom Trailers in Ocala, Florida. Under our proposed agreement with CanCode, we would purchase all assets of CanCode relating to the USAR project, including an assignment of rights under CanCode’s agreement with Gladiator and related intellectual property. The purchase price for such assets will be $20,000 plus a 5% royalty on sales of USAR trailers. In addition, Mr. Gary Joice, President of CanCode, would receive 25,000 shares of our common stock and would sign a consulting agreement with us. The letter of intent expires in January 2007.

In 2006, we were retained to design and build an initial USAR for the State of Florida. The trailer was constructed by Gladiator. The USAR unit was delivered and accepted and we believe that additional customer orders will be forthcoming. We expect that all USAR units will be co-manufactured by DPSI and Gladiator Custom Trailers. We were introduced to Gladiator Custom Trailers through CanCode.

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Gladiator Custom Trailers, Inc . Gladiator has fabricated the first two USAR training trailers for the state of Florida which we co-designed. We will distribute all future USAR trailers and have entered into negotiations to develop a manufacturing relationship with Gladiator.

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Hazardous Control Technologies, Inc. We have an agreement in principal with Hazardous Control Technologies, Inc., a fire suppressant company located in Georgia to co-market our products world wide. HCT offers us a large network of agents, dealers and distributors worldwide that will market our systems under the HCT label. HCT manufactures a line of encapsulators that are utilized in the fire fighting and environmental industries. Encapsulators are mixed with water to extinguish fires and control hazardous spills. As rapid deployment of water with encapsulators is crucial in an emergency scenario, we believes that our pumps, drones, and P-O-D’s could enhance HCT’s ability to sell its encapsulators.

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Travco Industries. Travco Industries, a major provider of remote industrial camps and housing, has expressed interest in writing (subject to our ability to produce inventory of our products) to bring to market our systems into the oil, gas, mining and forestry industries. Travco is a division of the PTI Group, which is a part of Oil States International, Inc. (NYSE:OIS). The PTI Group provides infrastructure to the resource industries. Our P-O-D Module was designed to accommodate the needs of mining, forestry and petroleum companies that have special requirements for equipment and support systems due to their remote locale. Based on communications with Travco, our platform modules provide a broad power base for hydraulics, electrical generation and compressed air in a multi-functional system that would be complementary with Travco’s customers. Additionally, DPSI believes that when setting up remote field camps in areas, where no infrastructure exists; our systems would provide the power needed to build a camp and assemble the heavy equipment needed for camp operations. Travco has suggested that DPSI’s pumping systems, fire fighting capabilities, oil spill remediation, and hazardous spill control capabilities are very important in allowing camp operators to meet local environmental approvals.

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Two Stroke International (2SI). We are working with 2SI to incorporate 2SI’s multi-fuel engines in our Drones, amphibious vehicles and pumps. In the aftermath of a disaster, it is not always possible to obtain a single source of fuel such as gasoline. Multi-fuel engines allow our systems to run on gas, diesel, jet fuel, stove fuel and even alcohol. This is also important within the military community where gasoline is not allowed on the battle front because it is very explosive. 2SI’s multi-fuel engines have been accepted in the military community where they are currently used to operate decontamination systems. We currently use 2SI gas engines in our DP500 pump.

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Meridian Marine. We are currently pursuing an agreement with Meridian Marine Corporation of Ft. Lauderdale Florida, a supplier of equipment to the yacht industry, to distribute the DP500 and co-branded DP Systems Fast Flow bilge pumps. In case of a marine fire, the DP500 would pump water to put out the fire, while the Fast Flow pump would keep the boat from sinking from all the fire fighting water collecting in the bilge.

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CDN Trail Master. We have entered into discussions with this Montana-based maker of all-terrain vehicles for exclusive manufacturing and marketing rights to their line of amphibious utility vehicles, which are being designed to the specifications of the DPSI AUV. We expect that negotiations will be continued on completion of the current beta unit of the AUV.

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Mobile Hydraulic Equipment Co., LLC. This Kansas City-based manufacture of hydraulic systems has been retained, on a purchase order basis, to manufacture our hydraulic power systems utilized in the P-O-D system.

Research and Development

We are cognizant that continued research and development is a prerequisite to our longevity. Our former parent company, Duck Marine, has expended considerable resources in designing and engineering our technological solutions. Since 1998, Duck Marine has invested CDN $1.6 million into the development and refinement of the technologies, products and hardware which Duck Marine has transferred to us.

Our current focus is intended to be on developing or adapting ancillary items to enhance the marketability of our current product line. For example, management has forecasted that by 2007, we expect to add new options for the Amphibious Robotic Drone such as an underwater search camera, marine chemical detectors and a robotized submersible arm.

Recent R&D Developments

The following is a summary of recent developments in our R&D initiatives:

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Our next generation Computer Numerical Control (CNC) machined centrifugal pump is now in the testing stages. The CNC billet machined centrifugal pump is an improved version of the pump currently utilized in the original DP500 and as an attachment pump for the Drone and AUV. Based on our research of publicly available information, this is the first and only CNC billet machined pump to be introduced into this market sector. To date, a substantial increase in physical volume of pumped water has been noted in our research. The next step is to engage a third party testing facility to verify data. We expect that this new pump will then be scaled into various sizes for multiple applications on equipment.

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We have entered into negotiations with a hybrid fuel cell manufacturing company to engineer a fuel cell that could be applicable to the ARD and the AUV. This would allow us to bring to market the first hybrid ARD and AUV. By eliminating the internal combustion engine these platforms will be non-polluting and have stealth abilities. We also intend to co-develop portable non-polluting gensets for the disaster preparedness and military markets.

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We have entered into negotiations with a sensor manufacture to provide an array of sensors to detect hazardous and toxic substances on-board our Drone.

Intellectual Property

In connection with our formation, in December 2004, we entered into an exclusive, perpetual licensing agreement with Duck Marine Systems Inc., a Canadian research and development company, pursuant to which we were granted manufacturing and marketing rights along with operating prototypes, intellectual and engineering properties, as well as a compiled customer base for all of our products described below.

In early July 2006, we acquired from Duck Marine Systems Inc. all of the operating prototypes, intellectual and engineering properties, as well as a compiled potential customer list relating to the technologies and products in development described in this prospectus, with all rights therein having also been acquired from the inventors thereof, Mark Henrickson and Ron Rogers, our co-founders, principal executive officers and members of our board of directors, who are also principals of Duck Marine.

In October 2006, we filed four provisional patent applications with the USPTO and expect to file two additional provisional patent applications in 2006 covering our current technologies and products. Additional applications will be filed as necessary to secure any future intellectual property rights we may develop. The following are the titles of intellectual property for our filed provisional patent applications:

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“A means of deploying a pump in shallow water”

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“Remote Controlled Amphibious Robotic Drone Platform for Marine Fire Fighting, Rescue, Remote Surveillance and Sensory Systems, Delivering Payloads, Oil and Hazardous Spill Control/Recovery”

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“Increasing the hull speed of an amphibious utility vehicle in water”

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“Remote controlled marine oil spill control and recovery vessel”

Since 1995, the USPTO has offered inventors the option of filing a provisional application for a patent, which was designed to provide a lower cost first patent filing in the United States and the means to establish an early effective filing date in a patent application and to permit the term “Patent Pending” to be applied in connection with the invention. The applicant then has up to 12 months to file a non-provisional application for a patent and is entitled to the benefit of the filing date of the provisional application if it has support in the provisional application. The 12-month pendency for a provisional application is not counted toward the 20-year term of a patent granted on a subsequently filed non-provisional application which claims benefit of the filing date of the provisional application. We filed the provisional applications in October 2006 which is within the 12-month pendency period.

Manufacturing

We currently outsource nearly all of our manufacturing capability for our prototypes and products to third parties and have relied heavily on OEMs to fulfill this function. We currently maintain a small leased fabrication and assembly facility in Maple Ridge, British Columbia.

We intend to establish or acquire a fabrication and assembly facility in 2007 in order to become more fully integrated and potentially increase our profit margins. In late January 2007, we met with elected officials representing the State of Arkansas and the City of Camden, Arkansas, and officials of the Arkansas Department of Economic Development. Discussions focused on the potential for our company to locate our manufacturing operations in the Camden, and the extent to which the State of Arkansas could potentially provide industrial revenue bonds to support the operations. Discussions with state and city officials are ongoing.

Material Suppliers

Approximately 80% of our components, hardware and operating parts are off-the-shelf and/or industry standard OEM parts and can therefore be easily sourced at reasonable prices. We maintain good relations with various OEM suppliers in the United States and Canada. We do not have contracts with any supplier and order components, hardware and operating parts on a purchase order basis. No supplier provides more than 10% of our components, hardware and operating parts. We believe that the proprietary design of our equipment will improve customer serviceability and allow for replacement parts to be easily located and installed. In the event of a natural disaster and if there is equipment failure, this is expected to allow for the ease of maintenance for our hardware, so that the equipment is able to operate when most needed.

Government Regulation

Our customers may utilize our products to satisfy government contracts to which they are a party. Federal acquisition regulations and other federal regulations govern these relationships. Some of these regulations relate specifically to the seller-purchaser relationship with the government (which may exist on our own account, or for that of one or more of our customers), such as the bidding and pricing rules. Under regulations of this type, we must observe pricing restrictions, produce and maintain detailed accounting data, and meet various other requirements.

Other regulations relate to the conduct of our business generally, such as regulations and standards established by the Occupational Safety and Health Act or similar state laws and relating to employee health and safety. In particular, regulations governing these contracts require that we comply with federal laws and regulations, in general, or face civil liability, cancellation or suspension of existing contracts, or ineligibility for future contracts or subcontracts funded in whole or in part with federal funds. In addition, loss of governmental certification (affirming that we are eligible to participate on government contracted work) could cause some of our customers, including customers in the defense industry, to reduce or cease making purchases from us, which would adversely impact our business.

We are also subject to federal, state, and local and foreign laws and regulations governing the protection of the environment and human health, including those regulating discharges to the air and water, the management of wastes, and the control of noise and odors. While we strive to operate in compliance with these requirements, no assurances can be given that we will at all times be in complete compliance with all such requirements. We are subject to potentially significant fines or penalties for failure to comply with environmental requirements and we do not currently carry insurance for such noncompliance events. Although we have made and will continue to make capital expenditures in order to comply with environmental requirements, we do not expect material capital expenditures for environmental controls in 2006. However, environmental requirements are complex, change frequently, and could become more stringent in the future. Accordingly, we cannot assure that these requirements will not change in a manner that will require material capital or operating expenditures or will otherwise have a material adverse effect on us in the future.

Our products currently meet certain environmental regulations with respect to emissions. All internal combustion engines utilized in our products are purchased from OEM suppliers and have met environmental regulations. We are also aware of environmental concerns that apply to the nation’s waterways, and have worked diligently to comply with the rules and regulations enforced by the Coast Guard during testing of our equipment and products. In addition, all of our marine related products are currently manufactured in compliance with EPA marine regulations.

Employees

As of March 15, 2007, we employed approximately 5 full-time and 4 part-time employees. Of our 9 employees, 4 are executive officers, 3 are sales and 2 are in production. None of our employees are covered by a collective bargaining agreement.

Properties

We occupy approximately 300 square feet of office space in Vancouver, B.C. Canada for our principal executive offices. This space is owned by Mr. Ron Rennie, a director of our company, and is provided at no charge to us. We also rent, on a month to month basis, approximately 1,000 square feet of space in Maple Ridge, B.C. Canada for our fabrication and research facility. We believe that these facilities are adequate for our current operations. All of our facilities are insured.

Legal Proceedings

We are not currently a party to any legal proceedings.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling stockholders identified in this prospectus. We will receive approximately $1,144,800 if our warrant holders exercise, for cash, all of the warrants covering the shares included in this prospectus. We currently intend to use any proceeds received by us from the exercise of the warrants for working capital and general corporate purposes. We cannot estimate how many, if any, warrants may be exercised as a result of this offering.

We have agreed to pay all costs and fees relating to the registration of the common stock covered by this prospectus, except for any discounts, concessions, or commissions payable to underwriters, dealers, or agents incident to the offering of the shares covered by this prospectus. We anticipate that these expenses will be approximately $83,000.

SELLING STOCKHOLDERS

The following table sets forth information as of March 30, 2007, to our knowledge, about the beneficial ownership of our common stock by the selling stockholders both before and immediately after the offering. Actual ownership of the shares is subject to exercise of the warrants. We believe that the selling stockholders have sole voting and investment power with respect to all of the shares of common stock beneficially owned by them.

The percent of beneficial ownership for the selling stockholders is based on 12,706,600 shares of common stock outstanding as of March 30, 2007. Shares of common stock subject to warrants that are currently exercisable or exercisable within 60 days of March 30, 2007, are considered outstanding and beneficially owned by a selling stockholder who holds those warrants for the purpose of computing the percentage ownership of that selling stockholder but are not treated as outstanding for the purpose of computing the percentage ownership of any other stockholder. Unless otherwise stated below, to our knowledge, none of the selling stockholders has had a material relationship with us other than as a stockholder at any time within the past three years or has ever been one of our officers or directors.

Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any shares of our common stock as to which a stockholder has sole or shared voting power or investment power, and also any shares of our common stock which the stockholder has the right to acquire within 60 days, including upon exercise of common stock purchase warrants. There were 12,706,600 shares of our common stock outstanding as of March 30, 2007.

The shares of common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the account of the selling stockholders. After the date of effectiveness, the selling stockholders may have sold or transferred, in transactions covered by this prospectus or in transactions exempt from the registration requirements of the Securities Act, some or all of their common stock.

Information about the selling stockholders may change over time. Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

	Shares Beneficially Owned Prior to The Offering		Shares Offered by this Prospectus	Shares Beneficially Owned After the Offering(1)
Name of Selling Stockholder	Number	Percent(2)		Number	Percent(2)

Wayne K. Adams(3)	84,800	*	84,800	0	0%
Paul F. Berlin(3)	169,600	1.33	169,600	0	0%
Lester B. Boelter(3)	212,00	1.67	212,00	0	0%
Charles H. Brusco(3)	169,600	1.33	169,600	0	0%
Carl M. Dakes(3)	84,800	*	84,800	0	0%
Steven Gurewitsch(3)	212,000	1.67	212,000	0	0%
Arthur S. James(3)	42,400	*	42,400	0	0%
Joel Katz(3)	254,400	2.00	254,400	0	0%
Barry J. Lind Revocable Trust(3)	636,000	5.01	636,000	0	0%
J Kevin McCrary(3)	84,800	*	84,800	0	0%
John Richard Miller(3)	424,000	3.34	424,000	0	0%
MSB Family Trust D/T/D 6/25/93(3)	339,200	2.67	339,200	0	0%
Gregory Nagel & Mary Jo Nagel JT TEN(3)	424,000	3.34	424,000	0	0%
Prahalathan Rajasekaran(3)	169,600	1.33	169,600	0	0%
Delaware Charter Transfer & Trust Co. F/B/O Stanley Riggins IRA(3)	848,000	6.67	848,000	0	0%
Theodore Staahl(3)	254,400	2.00	254,400	0	0%
The Philip A. & Pricilla S. Unverzagt Living Trust U/A/D 06/24/04(3)	169,600	1.33	169,600	0	0%
TOTAL	4,579,200		4,579,200

——————

*

Less Than 1%

(1)

Assumes the sale of all shares offered under this prospectus.

(2)

Percentage ownership is based on 12,706,600 shares of our common stock outstanding as of March 30, 2007.

(3)

The selling stockholder was an investor in our private placement which closed on October 5, 2006. Fifty percent (50%) of the referenced securities represent shares of our common stock and the remaining fifty percent (50%) represent shares of common stock underlying warrants issued to the selling stockholder. Also included in the referenced share numbers are shares of our common stock received by the selling stockholder under the penalty provisions of our registration rights agreement with the selling stockholders.

PLAN OF DISTRIBUTION

The selling stockholders or any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The selling shareholders will sell the shares of common stock at a fixed price of $.25 per share until the shares are quoted on the OTC Bulletin Board or on another exchange or trading platform and thereafter at the prevailing market prices or privately negotiated prices.

The selling stockholders may use any one or more of the following methods when selling shares:

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•

block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•

an exchange distribution in accordance with the rules of the applicable exchange;

•

privately negotiated transactions;

•

settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•

broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•

a combination of any such methods of sale;

•

through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•

any other method permitted pursuant to applicable law.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASD Conduct Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such brokers-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute their shares of our common stock. In no event shall any broker-dealer receive compensation which, in the aggregate, would exceed eight percent (8%) and one NASD member broker-dealer that acted as placement agent for our private placement that was completed in October 2006 has stated that, if it were to act as a broker-dealer for selling shareholders whose shares are registered pursuant to this prospectus, such broker-dealer would limit its commissions on such sales to three percent (3%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because the selling stockholders may be deemed to be an “underwriter” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholders have advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling stockholders.

We agreed to use our best efforts to keep this prospectus effective until the earlier of: (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any rule of similar effect.

The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with. Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

In connection with our private placement consummated in October 2006, we agreed to pay the placement agent for such private placement, Joseph Stevens & Company, Inc., an NASD member broker dealer, a warrant exercise solicitation fee equal to 5% of the exercise price of the warrants issued in the private placement which are exercised by their holders. The shares issuable upon exercise of the 2,160,000 warrants issued in such private placement are being offered for sale pursuant to this prospectus. Under NASD rules applicable to such warrants, the broker-dealer may receive such warrant exercise solicitation fee only where: (a) the market price of our common stock exceeds the warrant exercise price, (b) the warrants are not held in a discretionary account at the time of exercise, unless prior specific written approval for the exercise is received from the warrant holder, (c) the exercise is solicited by the broker-dealer and (d) the warrant holder states in writing that the exercise was solicited and designates the broker-dealer as the party entitled to receive the applicable warrant exercise solicitation fee.

Also in connection with the private placement, we granted the placement agent an exclusive right of first refusal, to manage any private or public offering of any of our securities. Such right of first refusal is to expire on October 5, 2008.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following table sets forth certain information with respect to our directors and executive officers as of March 30, 2007.

Directors serve until the next annual meeting of the stockholders, until their successors are elected or appointed and qualified, or until their prior resignation or removal. Our executive officers are appointed by, and serve at the discretion of, our board of directors.

Name	Age	Year Became an Executive Officer or Director	Position(s)

Mark J. Henrickson	57	2004	Chairman, President and Chief Technology Officer
Ronald R. Rogers	64	2004	Chief Operating Officer, Secretary and Director
William R. Majcher	44	2006	Executive Vice President and Director
Fredric W.D. Juzda	55	2006	Chief Financial Officer and Director
Ronald L. Rennie	59	2005	Director
Ralph Maddeaux	53	2005	Director

There are no material proceedings known to us to which any of our directors, officers or affiliates, or any owner of record or beneficially of more than 5% of any class of our voting securities, or any affiliate of such persons is a party adverse to us or has a material interest adverse to our interests. None of our directors received any additional compensation for his or her services as a director. The following brief biographies contain information about our directors and our executive officers. The information includes each person’s principal occupation and business experience for at least the past five years. This information has been furnished to us by the individuals named. There are no family relationships known to us between the directors and executive officers. We do not know of any legal proceedings that are material to the evaluation of the ability or integrity of any of the directors or executive officers.

Mark J. Henrickson, Chairman, President, Chief Technology Officer and Co-Founder. Mark J. Henrickson, has been our Chairman of the Board and Chief Technology Officer since our inception in November 2004. Mr. Henrickson is an entrepreneur with over 20 years of management experience. He co-founded Duck Marine Systems Inc. in 1997 and has acted as its Chief Technology Officer. While with Duck Marine, Mr. Henrickson directed the development of the Amphibious Robotic Drone, the F50 series platform and P-O-D system. Prior to founding Duck Marine, Mr. Henrickson was a Marketing and Technical Consultant to Enhanced Video Systems, where he led the research/development, manufacture and marketing of proprietary video compression software and systems from 1995 to 1997. From 1988 to 1996, he was a Director of S.M.A.R.T. Systems Corp., a security surveillance system company he co-founded. From 1985 to 1987, Mr. Henrickson operated MRC International Research Corp., a company he founded to develop environmental technologies. Mr. Henrickson co-founded R & M Industries Ltd. in 1979 and was involved with the company through 1984 directing the development of a microfilm camera processor. He received technical certifications in the refrigeration, microwave, microfilm and security/surveillance industries from leading manufactures.

Ronald R. Rogers, Chief Operating Officer, Secretary, Director and Co-Founder. Ronald R. Rogers has been our Chief Operating Officer and a member of our board of directors since our inception in November 2004. Mr. Rogers is technology entrepreneur with more than 20 years experience in the development and marketing of new and innovative products. He co-founded Duck Marine Systems Inc. in 1997 and has acted as its President since that time. Prior to joining Duck Marine, Mr. Rogers was the President/Founder of 21st Microdata Systems Inc., an innovator of combined microfilm camera/processor technology. While with 21st Microdata Systems, he assisted in guiding the firm through an OEM contract with Minolta in the U.S. and exclusive sales agreements with Kodak in Asia/Europe. During this time, due to his expertise in metal fabrication, Mr. Rogers also acted as a consultant to small businesses assisting in the manufacturing and process design. Mr. Rogers served 15 years as a bank manager for The Royal Bank of Canada, managing several branches providing varied experience in the small business financial arena. He implemented many financial, along with communication and personal enrichment courses and seminars. He received his degree in electronics from Chicago Technical Institute in 1965.

William R. Majcher, Executive Vice President and Director. William R. Majcher became our Executive Vice President and a member of our board of directors on September 1, 2006. He presently serves in a part-time capacity. Mr. Majcher has over 20 years combined experience in public service, international finance and capital markets. His background includes management, public stewardship, structured finance, emerging markets, product development and distribution, strategic planning and positioning, and risk management. Prior to joining our company, Mr. Majcher, through his association with The Baron Merchant Banking Group headquartered in Hong Kong, established merger and acquisition relationships with major China based enterprises; developed and launched a New York platform for this leading Hong Kong Merchant Bank; and contributed to the creation of a joint partnership between Baron Capital Asset Management and a significant investment arm of the Chinese Government to establish an International High-Tech Fund, which will focus on developing leading edge companies in the Chinese “Silicon Valley.” Mr. Majcher started his career in 1984 as a bond trader in London, where he was known as one of the youngest Canadian Eurobond Traders in the market. He then used this experience during a twenty year career with the Royal Canadian Mounted Police (RCMP), where he participated in covert and public market investigations that often saw him working with the FBI and other Federal law enforcement and regulatory agencies such as the SEC and NASD.

Fredric W.D. (Rick) Juzda, Chief Financial Officer and Director. Fredric W.D. Juzda became our Chief Financial Officer, serving on a part-time basis, and a member of our board of directors on September 1, 2006. Mr. Juzda is a Financial Management Professional with a diverse background encompassing Management Systems, Administration, Accounting and Credit Management. From 2000 to the present, Mr. Juzda has held the position of Administration Director for Uni-Select Pacific Inc. with annual sales exceeding $57 million, where he has directed and coordinated the financial activities for the Pacific Division and reported directly to the CFO of Uni-Select Inc. in Boucherville, Quebec. From 1997 to 2000, Mr. Juzda was the Credit Manager for British Columbia Packers Ltd., where he was responsible for $30 million in monthly receivables. Mr. Juzda is a Level 4 Certified Management Account (CMA) and received a Diploma in Business Administration in 1973 from Red River College, Winnipeg, Manitoba.

Ronald L. Rennie, Director. Ronald L. Rennie became a member of our board of directors on December 1, 2005. Mr. Rennie is the President of BC Fluorescent, a lighting contractor, which he has owned and operated since 1992 and where he has been employed since 1970. Mr. Rennie has served as past Vice President of the Royal Canadian Legion branch 179 and is currently Vice President of the Grandview Housing Society. He brings administrative, management and sales experience to our company, as well as extensive contacts throughout the electrical engineering and manufacturing sectors. Mr. Rennie graduated British Columbia Institute of Technology (BCIT) in 1970.

Ralph Maddeaux, Director. Ralph Maddeaux became a member of our board of directors on December 1, 2005. Mr. Maddeaux is an entrepreneur and business owner who brings a wealth of automotive industry experience to our company. Since 1995, he has acted as the President of First Choice Auto Parts, a leading West Coast Auto Parts company located in Richmond, British Columbia, a company which he also founded. From 1989 to 1995, Mr. Maddeaux served as Regional Distribution Manager for Hewlett-Packard Canada. Mr. Maddeaux also owns and operates a fleet maintenance company. His expertise in fleet maintenance has assisted us in developing a comprehensive service program for P-O-D vehicles.

Key Consultants

Charles Creighton. Charles Creighton is a marketing professional with over ten years of marketing expertise and six years of entrepreneurial experience. Most recently, Mr. Creighton was responsible for developing and marketing a suite of software tools for a start-up that subsequently experienced significant increases in revenue. Mr. Creighton has also founded two of his own technology companies. In 2003, he completed a MBA in Entrepreneurship and High Tech Marketing at U.C. Berkeley, prior to which he worked as a Marketing Consultant and Software Developer. In addition to the foregoing, Mr. Creighton has developed go-to-market strategies and business plans for four other technology start-ups that included market and competitive assessments, marketing planning, budgeting, and developing lead generation tactics. Mr. Creighton has also co-published two papers with Lawrence Livermore National Laboratory in Berkeley California on Distributed Energy Generation. He earned Bachelors of Science degree with Honors from the University of Victoria.

J. Gordon Stephens, Jr. Mr. Stephens is an attorney and federal government relations advisor to our company. He provides us with advice and counsel on federal, state, and local procurement matters. Since 1995, he has been the principal in Stephens Law Offices, Arlington, Virginia. From 1978 to 1986, he was an associate with the law firm of Akin, Gump, Strauss, Hauer & Feld, Washington, DC, and from 1986 to 1995, executive vice president of Burson-Marsteller in its Washington office and a partner in Young & Rubicam LLP, New York, New York. Mr. Stephens is a graduate of the University of Oklahoma, Georgetown University Law Center, and graduate work at St. Andrews University, Scotland.

Board Composition and Compensation

Our board of directors presently consists of four of our executive officers and two independent directors. We are not currently providing any compensation to such members for serving in such capacity, but anticipate compensating our independent directors commencing in 2007. Such compensation, however, has yet to be determined.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our stockholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Audit Committee

Our board of directors intends to establish an Audit Committee of independent directors as defined in Section 301 of the Sarbanes-Oxley Act of 2002 and Rule 10A(3)(b)(1) of the Securities Exchange Act, as amended. The Audit Committee will oversee our corporate accounting, financial reporting practices and the audits of financial statements. For this purpose, the Audit Committee will perform several functions. The Audit Committee will evaluate the independence and performance of, and assess the qualifications of, our independent auditors, and engage such independent auditors. The Audit Committee will approve the plan and fees for the annual audit, review of quarterly reports, tax and other audit-related services, and approve in advance any non-audit service to be provided by the independent auditors. The Audit Committee will monitor the rotation of partners of the independent auditors on our engagement team as required by law. The Audit Committee will review the financial statements to be included in our Annual Report on Form 10-KSB and review with management and the independent auditors the results of the annual audit and our quarterly financial statements. In addition, the Audit Committee will oversee all aspects of our systems of internal accounting control and corporate governance functions on behalf of the board. The Audit Committee will provide oversight assistance in connection with legal and ethical compliance programs established by management and the board, including Sarbanes-Oxley implementation, and will make recommendations to the board of directors regarding corporate governance issues and policy decisions.

Code of Ethics

Our board of directors has adopted a code of ethics. We intend to file amendments, changes or waivers to our code of ethics as required by SEC rules.

Executive Compensation

Compensation of Officers

The following table sets forth certain summary information with respect to the compensation paid to the named executives for the years stated.

SUMMARY COMPENSATION TABLE

Name	Position	Year	Salary		Other Compensation	Bonus	Long-Term Compensation
							Awards		Payouts
							Restricted Stock Awards	Securities Underlying Options	LTIP Payout ($)	Other ($)

Mark J. Henrickson	President, Chief Technology Officer and Chairman of the Board	2006	$37,000	(1)	—	—	None	None	None	None
		2005	$12,700	(1)	—	—	None	None	None	None
Ronald R. Rogers	Chief Operating Officer and Director	2006	$37,000	(2)	—	—	None	None	None	None
		2005	$12,700	(2)	—	—	None	None	None	None

——————

(1)

Under Mr. Henrickson’s employment agreement with us, which commenced on September 1, 2006, he is entitled to an annual base salary of $120,000.

(2)

Under Mr. Rogers’ employment agreement with us, which commenced on September 1, 2006, he is entitled to an annual base salary of $120,000.

Employment Agreements

Each of Mr. Henrickson and Mr. Rogers are parties to an Employment Agreement with us which were entered into on December 30, 2004. The following are the key terms of such agreements:

Term. Each employment agreement commences on September 1, 2006 and continues through December 30, 2009, which term is automatically extended for successive 1-year terms until terminated.

Salary and Benefits. Commencing on September 1, 2006, each of Mr. Henrickson and Mr. Rogers shall receive annual salaries of $120,000 and shall be entitled to benefits, including bonus determined by our board of directors, generally applicable to our senior executives.

Incentive Bonus/Options. For each U.S. $1 million in increase of our gross sales above gross sales for initial fiscal year in which sales are recorded, without any reduction in our net profits, each of Mr. Henrickson and
Mr. Rogers shall be entitled to a cash bonus equal to 1% of the increased gross sales, plus stock option grants as our board of directors shall deem appropriate.

Termination. Each of the employment agreements may be terminated by us or either Mr. Henrickson or
Mr. Rogers with notice to the other party and may also be terminated: (i) on account of Mr. Henrickson’s or Mr. Rogers’ death or disability, (ii) by us for “cause”, (iii) by us without cause or because of a change of control of our company and (iv) by Mr. Henrickson or Mr. Rogers for “good reason” The following is a summary of the payments to be made to Mr. Henrickson and Mr. Rogers under these termination scenarios:

	Earned Salary	Vested Benefits	Accrued Bonus	Remaining Salary

Change of Control or by us without Cause	Payable	Payable	Payable	Payable
Death and Disability	Payable	Payable	Payable	Payable
Good Reason by employee	Payable	Payable	Payable	Payable
Cause by us	Payable	Payable	Not Payable	Not Payable
Voluntary termination by employee	Payable	Payable	Not Payable	Not Payable

Noncompetion/Confidentiality. Each of Mr. Henrickson and Mr. Rogers are subject to 2 year post-employment non-competition and non-solicitation covenants and 5 year post-employment confidentiality covenants.

Mr. Majcher, our Executive Vice President, is a party to an employment agreement with us dated May 15, 2006. The following are the key terms of such agreement:

Term. The employment agreement terms runs from May 15, 2006 through the date of our initial public offering, which term is automatically extended for successive 1-year terms until terminated.

Shares, Salary and Benefits. Mr. Majcher received 75,000 shares of our common stock as consideration for services rendered, which shares were issued on November 15, 2006. Until the time of our initial public offering,
Mr. Majcher shall not be entitled to any cash salary. Any such salary shall be the subject of future negotiations with us. Mr. Majcher shall be entitled to stock option grants as our board of directors shall deem appropriate. Within 60 days of the effective date of the date our shares being to trade in the U.S., we will enter into negotiations with the Mr. Majcher to negotiate the terms of future services and/or compensation.

Termination. The agreement may be terminated by us or the employee with notice to the other party and may also be terminated: (i) on account of the employee’s death or disability, (ii) by us for “cause”, (iii) by us without cause or because of a change of control of DPSI and (iv) by the employee for “good reason” The following is a summary of the payments to be made to the employees under these termination scenarios:

	Earned Salary	Vested Benefits	Accrued Bonus	Remaining Salary

Change of Control or by Company without Cause	Payable	Payable	Payable	Payable
Death and Disability	Payable	Payable	Payable	Payable
Good Reason by Employee	Payable	Payable	Payable	Payable
Cause by Company	Payable	Payable	Not Payable	Not Payable
Voluntary termination by employee	Payable	Payable	Not Payable	Not Payable

Noncompetion/Confidentiality. Mr. Majcher is subject to 2 year post-employment non-competition and non-solicitation covenants and a 5-year post-employment confidentiality covenant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as to our shares of common stock beneficially owned as of March 30, 2007 by: (i) each person known by us to be the beneficial owner of more than five percent of our outstanding common stock, (ii) each of our directors, (iii) each of our executive officers and (iv) all of our directors and executive officers as a group.

Beneficial ownership has been determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to the shares. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them. Common stock beneficially owned and percentage ownership are based on 12,706,600 shares outstanding.

Name and Address of Beneficial Owner(1)(2)	Amount of Common Stock Beneficially Owned(1)	Percentage of Common Stock Beneficially Owned(1)

Duck Marine Systems, Inc.(3)	8,000,000	62.96%
Mark J. Henrickson(3)	366,000	2.88%
Ronald R. Rogers(3)	366,000	2.88%
William R. Majcher	75,000	*
Rick W.D. Juzda(4)	40,000	*
Ronald L. Rennie(5)	0	0
Ralph Maddeaux(6)	0	0
Octant Holdings Limited(7)	1,250,000	9.8%
All Directors and Officers as a group (6 persons)	847,000	6.67%

——————

*

Less than 1%

(1)

Information in this table regarding directors and executive officers is based on information provided by them. Unless otherwise indicated in the footnotes and subject to community property laws where applicable, each of the directors and executive officers has sole voting and/or investment power with respect to such shares. Readers should be aware that if Duck Marine effects its proposed distribution of shares of common stock to its shareholders, the amounts and percentages reflected would change significantly as Messrs. Henrickson, Rogers, Rennie and Maddeaux each hold shares in Duck Marine as described in the footnotes below.

(2)

All addresses are c/o Disaster Preparedness Systems, Inc., 3531 Commercial Street Vancouver B.C. Canada V5N 4E8, unless otherwise indicated.

(3)

Each of Messrs. Henrickson and Rogers also own 1,000,000, or approximately 14% each (approximately 28% in the aggregate) of the outstanding common shares of Duck Marine and serve as executive officers and directors of Duck Marine.

(4)

Mr. Juzda owns 10,000 common shares of Duck Marine.

(5)

Mr. Rennie owns 1,029,846, or approximately 14.5%, of the outstanding common shares of Duck Marine.

(6)

Mr. Maddeaux owns 120,000, or approximately 1.6%, of the outstanding common shares of Duck Marine.

(7)

Represents: (i) 400,000 of the 850,000 shares of common stock received by Octant Holdings Limited and its affiliates under a consulting agreement dated March 15, 2006 between DPSI and Octant and (ii) 850,000 shares of common stock underlying a warrant issued to Octant Holdings Limited in October 2006.

MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION

The following discussion of our plan of operations and of our financial position, changes in cash flows and results of operations for the twelve month period ended November 30, 2006 and the twelve month period ended November 30, 2005 should be read in conjunction with our audited financial statements and related notes included elsewhere herein.

Plan of Operations

We currently plan to focus our resources on the delivery of three initial models to market. These models will initially be targeted to the Homeland & Emergency Response market. Our intention is to continuously enhance our product range and to develop new generation products.

We plan to continue our phased approach to the development of our products, working from research and development, through prototype construction, field testing, marketing, production and sales. Our plan of operations for the next twelve months is to complete the following objectives:

•

We plan to establish specific beta testing sites for each product.

•

We plan to attend trade shows and the marketing of our product to distributors and dealers in Canada, and the United States.

•

We plan to further develop our Drone technology, build and test a prototype of the product and complete a quality plan for all our products, and related activities.

•

We plan to commence researching the feasibility, efficiencies and savings of establishing the manufacture and assembly of all our products in one location in the U.S.

As at November 30, 2005 we had no cash reserves and a working capital deficit of $193,894 however as of November 30, 2006, we had positive working capital of approximately $13,981 due to the initial closing of a private placement of 21,600 units at a subscription price of $25 per unit and for proceeds of $351,755 net of issuance costs, with each unit being comprised of 100 common shares and 100 non-transferable common stock share purchase warrants of our company, with each such whole warrant being exercisable for one share at an exercise price of $0.50 per share exercisable until September, 2011. We anticipate that our working capital will be sufficient to enable us to complete all phases of product development and commercialization of the three models noted above and to pay our general and administrative expenses for the next four months. However, our ability to complete the initial marketing and commence the next of our product development phases will be subject to us obtaining additional financing, of which no assurances can be given.

During the next twelve months, we anticipate that we will generate revenue. However, we will be required to obtain additional financing in order to pursue our plan of operations. We believe that secured debt financing will not be an alternative for funding the development, manufacturing and marketing of our commercial products as we do not have tangible assets to secure any debt financing. We anticipate that additional funding will be in the form of equity financing from the sale of our common stock or convertible securities.

We anticipate that we will require an additional minimum of $2 million and a maximum of $5 million to pursue our business plan for the next 12 months and to provide working capital for our operating activities. Obtaining the minimum amount of such funds will allow us to potentially fulfill the only the minimum amount of our 12 month business objectives. Moreover, there is no assurance that we will obtain the funding necessary. If we do not continue to obtain additional financing going forward, we will be forced to scale back our business plan or, if no funds are obtained and no sales are generated, we may be forced to wind up our operations.

  Results of Operations

The following discussion of our results of operations is for the year ended November 30, 2006 as compared to the prior year ended November 30, 2005.

Year Ended November 30, 2006 Compared to the Year Ended November 30, 2005

The following table sets out our net loss for the year ended November 30, 2006 and for the year ended November 30, 2005:

	Year Ended November 30, 2006		Year Ended November 30, 2005

Revenues	$		$—
Expenses
Auto and Travel		11,404	428
Consulting and management fees		375,350	101,938
Foreign exchange losses		6,754	2,497
License fees		—	600,000
Office and general		10,928	924
Professional fees		61,453	839
Donated rent		2,400	2,400
Research and development		37,011	8,731
		505,300	717,757

Net Loss From Operations		(505,300)	(717,757)

Interest Income		1,470
Interest expense and other finance costs		(25,822)	(1,396)
Net Loss for the Year		$(529,652)	$(719,153)

We recorded a net loss of $529,652 for the year ended November, 2006 as compared to a net loss of $719,153 for the year ended November 30, 2005. The decrease in net loss was due primarily to an increase in consulting and management fees of $273,412 offset by a one-time license fee of $600,000 incurred during 2005 on acquisition of the technology from Duck Marine Systems, Inc. described in more detail elsewhere in this prospectus.

General and administrative expenses totaled $505,300 for the year ended November 30, 2006 as compared to $717,757 for the year ended November 30, 2005. General and administrative expenses are made up of auto and travel expenses, consulting and management fees (including $194,449 of non-cash consulting fees on the fair value of shares issued for consulting services), foreign exchange losses, license fees (comprised of a one-time license fee of $600,000 incurred during 2005 on acquisition of the technology from Duck Marine Systems, Inc.), office and general expenses, professional fees, donated rent (resulting from office space provided rent free to us by a director), and research and development costs.

Interest expense was $25,822 for the year ended November 30, 2006 as compared to $1,396 for the year ended November 30, 2005, an increase of $24,426 resulting from an increase in the amount of Convertible Debentures and Promissory Notes outstanding as well as a non-cash finance fee of $21,600 being the estimated cost of SB-2 late filing penalties incurred in connection with the financing completed during the year.

Liquidity and Capital Resources

As at November 30, 2006 we had current and total assets of $236,627 as compared to $21,669 as at November 30, 2005, an increase of $214,958. Total assets as at November 30, 2006 consists of cash on hand of $145,201, inventory of $25,921 and prepaid expenses of $65,505 as compared to cash on hand of $20,814 and amounts due from a related party of $855 as at November 30, 2005.

As at November 30, 2006, we had current liabilities of $222,646 and total liabilities of $418,395 as compared to current liabilities of $215,563 and total liabilities of $285,690 as at November 30, 2005.  The increase in current liabilities of $7,083 at November 30, 2006 is primarily attributable to an increase in accounts payable and accrued liabilities of $84,940, an increase in amounts due to related parties of $20,550, the current portion of repayment of convertible debt valued at $28,211, penalties relating to registration rights valued at $10,800, and a decrease in the current portion of the license fee payable of $138,565 resulting from the renegotiation of the license fee payment terms.  The increase in total liabilities of $132,705 is attributable primarily to an increase in accounts payable and accrued liabilities of $84,940 and to an increase in convertible debentures of $28,833, inclusive of accrued interest.

As a result, we had working capital of $13,981 as at November 30, 2006 compared to a working capital deficit of $193,040 as at November 30, 2005.

In September 2006, we completed a private placement of 21,600 units, at a subscription price of $25.00 per unit and for proceeds of $351,755, net of issuance costs, with each unit being comprised of 100 common shares and 100 non-transferable common stock share purchase warrants of our company, with each such whole warrant being exercisable for one share at an exercise price of $0.50 per share exercisable until September, 2011.

We believe we will require approximately a minimum of $2 million over the next twelve months in carrying out our plan of operations, subject to the availability of additional financing. We currently have no sources of revenue to provide incoming cash flows to sustain future operations. The ability of our company to emerge from the development stage with respect to any planned principal business activity is dependent upon its our efforts to enter into the market place, signing distribution and joint venture agreements, to raise additional equity financing and generate revenue, cash flow and attain profitable operations. There can be no assurance that we will be able to complete any of the above objectives. These factors raise substantial doubt regarding our ability to continue as a going concern. The financial statements contained within this prospectus have been prepared on a going concern basis, which implies we will continue to realize its assets and discharge its liabilities in the normal course of business. From inception through November 30, 2006, we had accumulated losses of $1,248,805. The financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Operating Activities

Operating activities for the year ended November 30, 2006 used cash of $256,579 as compared to $60,364 for the year ended November 30, 2005, which reflect our recurring operating losses. Operating activities have primarily used cash as a result of the development of our technology and organizational activities such as ongoing consulting, management and professional fees.

Investing Activities

There were no investing activities for each of the Company from the period of inception on November 30, 2004 to November 30, 2006.

Financing Activities

As we have had no revenues since inception, we have financed our operations to date primarily through debt and equity financing. For the year ended November 30, 2006, cash provided by financing activities totaled $378,398 as compared to $78,009 for year ended November 30, 2005. Cash provided by financing activities consisted primarily of; (i) proceeds from promissory notes of $NIL for the year ended November 30, 2006 as compared to $9,865 for 2005; (ii) proceeds from convertible debentures of $26,643 for the year ended November 30, 2006 as compared to $67,412 for 2005; and (iii) common shares issued for cash totaling $351,755, for the year ended November 30, 2006 as compared to $Nil for 2005.

Critical Accounting Policies

Our financial statements and accompanying notes have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

We regularly evaluate the accounting policies and estimates that we use to prepare our financial statements. In general, management’s estimates are based on historical experience, on information from third party professionals, and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from those estimates made by management.

We believe that our critical accounting policies and estimates are as follows:

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Long-Lived Assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the carrying value of intangible assets and other long-lived assets is reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. The Company recognizes impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value.

Foreign Currency Translation

Our functional and reporting currency is the United States dollar. Monetary assets and liabilities denominated in foreign currencies are translated in accordance with SFAS No. 52 “Foreign Currency Translation”, using the exchange rate prevailing at the balance sheet date. Gains and losses arising on settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. We have not, to the date of the financials statements included in this prospectus, entered into derivative instruments to offset the impact of foreign currency fluctuations.

Revenue Recognition

We will recognize revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104 (“SAB 104”), “Revenue Recognition in Financial Statements.” Revenue will be recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is provided and collectibility is reasonably assured.

We have not generated any revenue since inception on November 30, 2004 through November 30, 2006, although some nominal revenue was generated thereafter. We plan to generate revenues from selling our products and utilizing distribution and OEM agreements. Revenue recognition will be specific to the terms of the contracts and will thus be determined in a later period.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In November 2004, Mark Henrickson, our chairman, president and chief technology officer, and Ron Rogers, our chief operating officer and a director, formed our company in order to create a vehicle for the technologies they developed at Duck Marine Systems Inc., a Canadian reach and development company and our former parent company, to have greater access to U.S. government contracts and the U.S. capital markets. As part of our formation, Mark Henrickson and Mr. Ron Rogers each received 366,000 shares of our common stock. In December 2004, we entered into an exclusive, perpetual licensing agreement with Duck Marine Systems Inc. pursuant to which we were granted manufacturing and marketing rights, operating prototypes, intellectual and engineering properties, as well as a compiled potential customer list for all of our technologies and products in development described in this prospectus. In early July 2006, our licensing agreement with Duck Marine Systems Inc. was amended and restated, effective as of the original date of the licensing agreement, to convert such agreement into an outright transfer of all such intellectual property to us. The consideration for such transfer consisted of: (i) 8 million shares of our common stock initially issued to Duck Marine Systems Inc. under the licensing agreement, which shares are expected to be distributed to the shareholders of Duck Marine on a pro rata basis in January 2007, and (ii) $200,000 in cash (to be paid in quarterly installments of $15,000 beginning on September 1, 2006 and thereafter on the first business day of each subsequent calendar quarter). Messrs. Henrickson and Rogers, each principals, executive officers and directors of Duck Marine Systems Inc. and inventors of the subject technology, were also parties to this transfer agreement, wherein they agreed to transfer to us any rights they may have in the technologies or products in development which Duck Marine Systems Inc. transferred to us without any additional cash or equity consideration.

Ronald Rennie, one of our directors, has previously loaned us an aggregate of CDN$9,500 pursuant to two separate loans, which loans are payable on demand and bear interest at a rate of 12% per annum. At no cost to us, Mr. Rennie allows us to utilize office space which he owns. Mr. Ralph Maddeaux, also one of our directors, has previously loaned us CDN$2,500, which loan is payable on demand and bears interest at a rate of 12% per annum.

Octant Holdings Limited, a strategic advisory firm, is a party to an advisory agreement with us entered into in March 2006 pursuant to which Octant Holdings Limited provides strategic corporate advice to us on a consulting basis. Under this agreement, Octant Holdings Limited and its affiliates were issued 850,000 shares of our common stock in October 2006 as consideration for services rendered. As result of subsequent negotiations between Octant Holdings Limited and us, and although the same is not required under our advisory agreement with Octant Holdings Limited, Octant Holdings Limited and its affiliates were also issued in October 2006 five-year warrants to purchase an aggregate of an additional 850,000 shares of our common stock exercisable at $0.50 per share.

DESCRIPTION OF SECURITIES

The following description of our capital stock is a summary and does not purport to be complete and is subject to, and qualified in its entirety by, our articles of incorporation and by-laws, which we have included as exhibits to the registration statement of which this prospectus forms a part.

General

Our authorized capital consists of 50,000,000 shares of stock, all of which are shares of common stock, $0.001 par value. On March 15, 2007, 12,706,600 shares of our common stock were issued and outstanding.

Common Stock

Holders of our common stock are entitled to one vote per share on each matter submitted to a vote at any meeting of stockholders. There are no cumulative voting rights, and therefore, subject to the rights of the holders of any shares of preferred stock (if and when authorized and issued), holders of a majority of the outstanding shares of voting common stock are able to elect the entire board of directors. Our board of directors has authority, without action by the stockholders, to issue all or any portion of the authorized but unissued shares of our common stock (whether voting or non-voting), which would reduce the percentage ownership of the present stockholders and which might dilute the book value of outstanding shares. Stockholders have no pre-emptive rights to acquire additional shares of our common stock. Our common stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation, the shares of our common stock are entitled to share equally in corporate assets after satisfaction of all liabilities and any preference in liquidation of the preferred stock then outstanding. Holders of our common stock are entitled to receive such dividends as our board of directors may from time to time declare out of funds legally available for the payment of dividends, after payment of any preference on preferred stock, if any, then outstanding.

Series A 12.5% Convertible Debentures

In September 2005, we issued our Series A 12.5% Convertible Debentures in a private placement to 21 investors. As of November 30, 2005, we owed $70,981 under our Series A Debentures and at August 31, 2006 we owed $158,217 under our Series A Debentures. The Series A Debentures accrue interest at a rate of 12.5% per annum and are payable on September 23, 2007. The holders of the Series A Debentures shall have the right to convert all or any portion of the principal and accrued interest under the Series A Debentures into shares of Common Stock from the time our initial public offering of common stock and for a period of 30 days thereafter. Upon conversion, the holders of Series A Debentures will receive a number of shares of Common Stock equal to: (i) the amount of principal and interest converted divided by (ii) a price equal to fifty percent (50%) of the price of our initial public offering. Since we have not yet undertaken an initial public offering of our securities, our Series A Debentures are presently not convertible into shares of our common stock.

Share Purchase Warrants

In connection with our private placement which closed on October 5, 2006, we issued an aggregate of 2,160,000 five-year warrants to purchase 2,160,000 shares of our common stock at an exercise price of $0.50 per share to the selling stockholders. Upon the effectiveness of this registration statement, of which this prospectus is a part, and during the one-year period thereafter, we have the right to redeem all (but not less than all) of the warrants issued to the selling stockholders at price equal to $0.05 per share of our common stock underlying such warrants if the closing price of our common stock is in excess of $0.90 for 20 consecutive trading days ending on the date of the notice of redemption, provided that the average daily trading volume for the trading period is greater than 100,000 shares per day and all shares underlying such warrants remain registered.

In October 2006, we issued five-year warrants to purchase an aggregate of 850,000 shares of our common stock at an exercise price of $0.50 per share to affiliates of Octant Holdings Limited in consideration for advisory services provided to us by Octant Holdings Limited.

The shares of our common stock underlying the foregoing warrants are included in this registration statement, of which this prospectus forms a part.

2006 Incentive Plan

In August 2006, our board of directors and the holders of a majority of our shares of common stock adopted a 2006 Incentive Plan. The purpose of the 2006 Incentive Plan is to: (a) align our interests and recipients of options under such plan by increasing the proprietary interest of such recipients in our growth, and (b) advance our interests by providing additional incentives to officers, key employees, directors and consultants who provide services to us, who are responsible for our management and growth, or otherwise contribute to the conduct and direction of our business, operations and affairs. Our board of directors will administer the 2006 Incentive Plan, will select the persons to whom options or shares of our common stock will be granted and will fix the terms of any options granted. There are 1,850,000 shares of our common stock reserved for issuance under the 2006 Incentive Plan. Our board of directors authorized the issuance of 285,000 shares of our common stock to officers, employees and consultants under the 2006 Incentive Plan, all of which were issued on November 15, 2006. In addition to allowing for share issuances and other equity based grants, the 2006 Incentive Plan provides for the grant of options intended to have been approved by the board of directors and to qualify as incentive stock options under Section 422A of the Internal Revenue Code of 1986, as amended, and options which are not incentive stock options.

Dividend Policy

We have never declared or paid cash dividends on our capital stock and have no present intention of paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements and such other factors as our board of directors deems relevant. It is our board’s present policy to retain all earnings to provide for our future growth.

Anti-Dilution Rights

We provided the following anti-dilution rights to the selling stockholders with respect to our shares of common stock and warrants issued in connection with our private offering of 21,610 units at a price of $25.00 per unit, each unit consisting of 100 shares of our common stock and a five-year warrant to purchase 100 shares of our common stock at an exercise price of $0.50 per share, which offering closed on October 5, 2006. For a period of two (2) years from October 5, 2006, the number of shares of our common stock underlying the unit are subject to “full ratchet” anti-dilution protection for subsequent issuances of our common stock (or securities convertible into shares of our common stock) at less than $0.25 per share (excluding, in each case, issuances to officers, employees, directors, consultants or advisors pursuant to stock option or restricted stock purchase plans approved by our board of directors covering up to 15% of the outstanding shares of our common stock which are issued at not less than fair market value). For the period commencing on October 5, 2006 and during the remaining term of the warrants, the warrant exercise price is subject to “weighted-average” anti-dilution protection for subsequent issuances of our common stock (or securities convertible into shares of our common stock) at less than the then-current warrant exercise price (excluding, in each case, issuances to officers, employees, directors, consultants or advisors pursuant to stock option or restricted stock purchase plans approved by our board of directors covering up to 15% of the outstanding shares of our common stock which are issued at not less than fair market value at the time of issuance). Additionally, such shares of our common stock and the shares of our common stock underlying all of our warrants are perpetually subject to proportional adjustments for stock splits, stock dividends, recapitalizations and the like.

Anti-Takeover Provisions

Certain provisions of Nevada law may have the effect of delaying, deferring or discouraging another person from acquiring control of our company. We are subject to the Nevada control share acquisitions statute. This statute is designed to afford stockholders of public corporations in Nevada protection against acquisitions in which a person, entity or group seeks to gain voting control. With enumerated exceptions, the statute provides that shares acquired within certain specific ranges will not possess voting rights in the election of directors unless the voting rights are approved by a majority vote of the public corporation’s disinterested stockholders. Disinterested shares are shares other than those owned by the acquiring person or by a member of a group with respect to a control share acquisition, or by any officer of the corporation or any employee of the corporation who is also a director. The specific acquisition ranges that trigger the statute are: acquisitions of shares possessing one-fifth or more but less than one-third of all voting power; acquisitions of shares possessing one-third or more but less than a majority of all voting power; or acquisitions of shares possessing a majority or more of all voting power. Under certain circumstances, the statute permits the acquiring person to call a special stockholders’ meeting for the purpose of considering the grant of voting rights to the holder of the control shares. The statute also enables a corporation to provide for the redemption of control shares with no voting rights under certain circumstances.

Registration Rights

In connection with our private offering in September 2006 pursuant to which we issued 2,160,000 shares of our common stock and warrants to purchase 2,160,000 of units, we agreed to register for resale (a) such shares of our common stock and such shares of our common stock underlying such warrants and (b) the 550,000 shares of our common stock issued to Joseph Stevens & Company, Inc., our exclusive placement agent in the private placement of our units, and its affiliates, until the later of: (i) the third anniversary of the first date on which no such warrants remain unexercised or unexpired or (ii) the date all securities underlying the such units may be sold without any restrictions under Rule 144 during any 90-day period in accordance with all rules and regulations regarding sales of securities pursuant to Rule 144. Subsequently, Joseph Stevens agreed to forgo its registration rights as they relate to this offering. We also agreed to register the 850,000 shares of our common stock and 850,000 shares of our common stock underlying five-year warrants issued to Octant Holdings Limited and its affiliates under our March 2006 advisory agreement and subsequent negotiations with Octant Holdings Limited. Subsequently, Octant Holdings Limited and its affiliates waived their registration rights with respect to the securities held by them.

Transfer Agent and Registrar

Registrar and Transfer Company, located at 10 Commerce Drive, Cranford, NJ 07016, will be the transfer agent and the registrar for our common stock. Its telephone number is (908) 497-2300.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no public trading market on which our common stock is traded. Among other matters, in order for our common stock to become OTC BB eligible, an NASD-member broker/dealer must file a Form 211 with the National Association of Securities Dealers, or NASD, and commit to make a market in our securities once the Form 211 is approved by the NASD. We have been advised that an NASD member broker-dealer has filed a Form 211 with respect to our common stock. As of the date of this prospectus, the Form 211 has not been approved by the NASD and the NASD has requested additional information with respect to the Form 211 and the Company. There is no assurance that our common stock will be included on the OTCBB.

We can offer no assurance that an active public market in our shares will develop or be sustained. Future sales of substantial amounts of our shares in the public market could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

Holders

As of December 20, 2006, there were 55 record holders of our common stock.

SHARES ELIGIBLE FOR FUTURE SALE

To date, there has been no market for our common stock. In the event that a public market for our shares develops, future sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices from time to time. Further, since only a limited number of shares will be available for sale shortly after this offering because of certain contractual and legal restrictions on resale described below, sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

As of the date of this prospectus we have 12,706,600 shares of our common stock issued and outstanding. Of these shares, 2,289,600 shares are being offered for sale pursuant to this prospectus. In addition, we are registering 2,289,600 shares issuable upon the exercise of warrants. The shares being registered pursuant to this prospectus will be freely tradable without restrictions or further registration under the Securities Act, unless one or more of our existing affiliates, as that term is defined in Rule 144 under the Securities Act, purchases such shares. The remaining 10,417,000 issued and outstanding shares will be deemed restricted securities as defined under Rule 144. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 144(k) promulgated under the Securities Act, which rules are summarized below.

Rule 144

In general, under Rule 144 as currently in effect, a person who has owned restricted shares of common stock beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of the then average weekly trading volume or 1% of the total number of outstanding shares of the same class. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. A person who has not been one of our affiliates for at least the three months immediately preceding the sale and who has beneficially owned shares of common stock for at least two years is entitled to sell the shares under Rule 144 without regard to any of the limitations described above.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at the time of or at any time during the three months preceding a sale, and who has beneficially owned the restricted shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell their shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

DISCLOSURE OF COMMISSION POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified to the fullest extent permitted under the Nevada Revised Statutes. We may also purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a capacity, and such a policy may be obtained by us in the future.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXPERTS

Manning Elliott LLP, independent registered public accountants, audited our financial statements for the year ended November 30, 2005, included in this prospectus, which statements have been included in this prospectus in reliance upon the report of Manning Elliott LLP, upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The legality of the securities offered in this prospectus has been passed upon for us by Ellenoff Grossman & Schole LLP, New York, New York.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have not previously been required to comply with the reporting requirements of the Securities Exchange Act. However, once this registration statement becomes effective we will be required to file quarterly and annual reports and other information with the Securities and Exchange Commission.

We have filed with the SEC a registration statement on Form SB-2 to register the securities offered by this prospectus. The prospectus is part of the registration statement, and, as permitted by the SEC’s rules, does not contain all of the information in the registration statement. For future information about us and the securities offered under this prospectus, you may refer to the registration statement and to the exhibits and schedules filed as a part of the registration statement. You can review the registration statement and its exhibits at the public reference facility maintained by the SEC at 100 F Street, NE, Washington, D.C. and in New York, NY and Chicago, IL. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The registration statement is also available electronically at the SEC’s Website at http://www.sec.gov.

DISASTER PREPAREDNESS SYSTEMS INC.
(A DEVELOPMENT STAGE COMPANY)

NOVEMBER 30, 2006 AND 2005

Report of Independent Registered Public Accounting Firm

To the Directors and Stockholders
Disaster Preparedness Systems Inc.
(A Development Stage Company)

We have audited the accompanying balance sheets of Disaster Preparedness Systems Inc. (A Development Stage Company) as of November 30, 2006 and 2005, and the related statements of operations, cash flows and stockholders’ deficit for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Disaster Preparedness Systems Inc. (A Development Stage Company) as of November 30, 2006 and 2005, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not generated any revenues and has incurred operating losses since inception. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

MANNING ELLIOTT LLP

———————————

CHARTERED ACCOUNTANTS

Vancouver, Canada

March 8, 2007

DISASTER PREPAREDNESS SYSTEMS INC.
(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEETS
(Expressed in US Dollars)

	November 30, 2006	November 30, 2005

ASSETS
CURRENT ASSETS
Cash	$145,201	$20,814
Inventory	25,921	—
Prepaid expenses	65,505	—
Due from related party (Note 7(c))	—	855
TOTAL ASSETS	$236,627	$21,669
LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable	$16,534	$—
Accrued liabilities	69,802	1,396
Due to related parties (Note 7(a))	24,398	3,848
Registration Rights Liability (Note 6)	10,800	—
Promissory notes – related parties (Notes 4 and 7)	12,466	10,319
License fee payable – current (Note 3)	60,435	200,000
Convertible debentures – current (Note 5)	28,211	—
Total Current Liabilities	222,646	215,563
License Fee Payable – Long-term (Note 3)	125,000	—
Convertible Debentures – Long-term (Note 5)	70,749	70,127
TOTAL LIABILITIES	$418,395	$285,690
COMMITMENTS AND CONTINGENCIES (NOTES 1, 3, AND 8)
STOCKHOLDERS’ DEFICIT
Common stock
Authorized: 50,000,000 common shares, par value $0.001
Issued and outstanding: 12,577,000 and 8,732,000 common shares, respectively	$12,577	$8,732
Additional paid-in capital	997,660	392,000
Donated capital (Notes 7(a) and (b))	56,800	54,400
Deficit accumulated during development stage	(1,248,805)	(719,153)
Total Stockholders’ Deficit	(181,768)	(264,021)
TOTAL LIABILITES AND STOCKHOLDERS’ DEFICIT	$236,627	$21,669

The accompanying notes are an integral part of these financial statements.

DISASTER PREPAREDNESS SYSTEMS INC.
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF OPERATIONS
(Expressed in US Dollars)

	Accumulated From November 30, 2004 (Date of Inception) to November 30, 2006	For the Year Ended November 30, 2006	For the Year Ended November 30, 2005

REVENUES	—	—	—
EXPENSES
Auto and travel	11,832	11,404	428
Consulting and management fees (Note 7(a))	477,288	375,350	101,938
Donated rent (Note 7(b))	4,800	2,400	2,400
Foreign exchange loss	9,251	6,754	2,497
License fee (Note 3)	600,000	—	600,000
Office and general	11,852	10,928	924
Professional fees	62,292	61,453	839
Research and development	45,742	37,011	8,731
	1,223,057	505,300	717,757
NET LOSS FROM OPERATIONS	(1,223,057)	(505,300)	(717,757)
Interest income	$1,470	$1,470	$—
Interest expense and other finance costs	(27,218)	(25,822)	(1,396)
NET LOSS FOR THE PERIOD	$(1,248,805)	$(529,652)	$(719,153)
NET LOSS PER SHARE – BASIC AND DILUTED		$(0.05)	$(0.09)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING		9,773,000	8,401,000

The accompanying notes are an integral part of these financial statements.

DISASTER PREPAREDNESS SYSTEMS INC.
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF CASH FLOWS
(Expressed in US Dollars)

	Accumulated From November 30, 2004 (Date of Inception) to November 30, 2006	For the Year Ended November 30, 2006	For the Year Ended November 30, 2005

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss for the year	$(1,248,805)	$(529,652)	$(719,153)
Adjustments to reconcile net loss to net cash from operating activities:
License fees	400,000	—	400,000
Consulting fees	194,449	194,449	—
Donated rent and services	56,800	2,400	54,400
Finance costs	10,800	10,800	—
Changes in operating assets and liabilities
Inventory	(25,921)	(25,921)	—
Prepaid expenses	(2,204)	(2,204)	—
Due from related party	(855)	—	(855)
Accounts payable and accrued liabilities	88,105	86,709	1,396
Due to related parties	24,398	20,550	3,848
License fee payable	186,290	(13,710)	200,000
NET CASH FLOWS USED IN OPERATING ACTIVITIES	(316,943)	(256,579)	(60,364)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from promissory notes, net of repayments	9,865	—	9,865
Proceeds from convertible debentures	138,161	70,749	67,412
Proceeds from issuance of common stock	352,487	351,755	732
Repayment of convertible debentures	(44,106)	(44,106)	—
NET CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	456,407	378,398	78,009
EFFECT OF EXCHANGE RATE CHANGES	5,737	2,568	3,169
INCREASE IN CASH	145,201	124,387	20,814
CASH, BEGINNING OF PERIOD	—	20,814	—
CASH, END OF PERIOD	$145,201	$145,201	$20,814
NON-CASH INVESTING AND FINANCING ACTIVITIES
Common shares issued for license	$400,000	$—	$400,000
Common shares issued for services	$194,449	$194,449	$—
SUPPLEMENTAL DISCLOSURES
Interest paid	$—	$—	$—
Income taxes paid	$—	$—	$—

The accompanying notes are an integral part of these financial statements.

DISASTER PREPAREDNESS SYSTEMS INC.
(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF STOCKHOLDERS’ DEFICIT
For the Period from November 30, 2004
(Date of Inception) to November 30, 2006

	Shares	Common Stock Amount	Additional Paid-In Capital	Donated Rent and Services	Deficit Accumulated During the Development Stage	Total

Balance, November 30, 2004 (Date of inception)	—	$—	$—	$—	$—	$—
Common shares issued for cash: – December 1, 2004 at $0.001 per share	732,000	732	—	—	—	732
Common shares issued for license: – December 15, 2004 at $0.05 per share (Note 3)	8,000,000	8,000	392,000	—	—	400,000
Donated rent and services – (Notes 7(a) and (b))	—	—	—	54,400	—	54,400
Net loss for the year	—	—	—	—	(719,153)	(719,153)
Balance, November 30, 2005	8,732,000	8,732	392,000	54,400	(719,153)	(264,021)
Common shares issued for services: – March 15, 2006 at $0.15 per share	300,000	300	44,700	—	—	45,000
Common shares issued for cash: – September 1, 2006 at $0.25 per share	2,160,000	2,160	537,840	—	—	540,000
Share issuance costs	—	—	(250,745)	—	—	(250,745)
Shares issued for private placement fees	250,000	250	62,250	—	—	62,500
Common shares issued for services: – September 1, 2006 at $0.20 per share	850,000	850	169,150	—	—	170,000
Common shares issued for services: – November 15, 2006 at $0.15 per share	285,000	285	42,465	—	—	42,750
Donated services	—	—	—	2,400	—	2,400
Net loss for the year	—	—	—	—	(529,652)	(529,652)
Balance, November 30, 2006	12,577,000	$12,577	$997,660	$56,800	$(1,248,805)	$(181,768)

The accompanying notes are an integral part of these financial statements.

DISASTER PREPAREDNESS SYSTEMS INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
NOVEMBER 30, 2006 AND 2005

Note 1: Nature of Operations and Continuance of Business

Disaster Preparedness Systems Inc. (the “Company”) was incorporated November 30, 2004 in the State of Nevada. By way of a license agreement dated December 15, 2004 and technology transfer agreement dated July 7, 2006, the Company acquired technologies and products in development from Duck Marine Systems, Inc. (“Duck”), a British Columbia research and development company located in British Columbia, Canada which has common directors and shareholders with the Company.

The Company will utilize the acquired technologies in connection with the design, manufacture, and marketing of equipment and technologies targeted to homeland security, disaster response, emergency preparedness, military and fire fighting applications, shipping, mining, industrial, transportation and environmental applications.

The Company is a Development Stage Company as defined by Statement of Financial Accounting Standards (“SFAS”) No. 7 “Accounting and Reporting by Development Stage Enterprises”. In a development stage company, management devotes most of its activities to developing a market for its products and services. These financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has not generated any revenue and has never paid any dividends. The Company is unlikely to pay dividends or generate significant earnings in the immediate or foreseeable future. The continuation of the Company as a going concern and the ability of the Company to emerge from the development stage are dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing and to generate sustainable significant revenue. There is no guarantee that the Company will be able to raise sufficient equity financing or generate profitable operations. As at November 30, 2006, the Company has accumulated losses of $1,248,805 since inception. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.

On December 20, 2006, the Company filed an SB-2 Registration Statement (“SB-2”) with the United States Securities and Exchange Commission (“SEC”) to register up to 2,289,600 shares of common stock for the resale by existing shareholders from which the Company will not receive any proceeds. In addition, the SB-2 will register 2,289,600 shares of common stock from underlying warrants held by existing shareholders at $0.50 per common stock for net proceeds of $1,144,800 to the Company.

Note 2: Summary of Significant Accounting Policies

(a) Basis of Presentation

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars. The Company has not produced significant revenues from its principal business and is a development stage company as defined by Statement of Financial Accounting Standard (“SFAS”) No. 7 “Accounting and Reporting by Development Stage Enterprises”. The Company’s fiscal year end is November 30.

(b) Use of Estimates

The preparation of financial statements in conformity with US generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to donated expenses, stock-based compensation expense and deferred income tax asset valuations. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about

DISASTER PREPAREDNESS SYSTEMS INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
NOVEMBER 30, 2006 AND 2005

Note 2: Summary of Significant Accounting Policies – (continued)

the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

(c) Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.

(d) Inventory

Inventory consists of a hydraulic unit used for fire fighting and is valued at the lower of cost and net realizable value. Cost is determined on a first-in, first-out basis.

(e) Comprehensive Loss

SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at November 30, 2006, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

(f) Financial Instruments and Concentration Risk

The fair values of financial instruments which include cash, inventory, due from related party, accounts payable, accrued liabilities, and due to related parties were estimated to approximate their carrying value due to the immediate or relatively short maturity of these instruments.

(g) Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, “Earnings per Share”, which requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

(h) Long-Lived Assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company tests long-lived assets or asset groups for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed significantly before the end of its estimated useful life. Recoverability is assessed based on the carrying amount of the asset and its fair value which is generally determined based on the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset, as well as specific appraisal in certain instances. An impairment loss is recognized when the carrying amount is not recoverable and exceeds fair value.

DISASTER PREPAREDNESS SYSTEMS INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
NOVEMBER 30, 2006 AND 2005

Note 2: Summary of Significant Accounting Policies – (continued)

(i) Foreign Currency Translation

The Company’s functional and reporting currency is the United States dollar. Monetary assets and liabilities denominated in foreign currencies are translated in accordance with SFAS No. 52 “Foreign Currency Translation”, using the exchange rate prevailing at the balance sheet date. Gains and losses arising on settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

(j) Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 “Accounting for Income Taxes” as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

(k) Stock Based Compensation

The Company records stock-based compensation in accordance with SFAS No. 123R, “ Share-Based Payments ”. All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. Equity instruments issued to employees and the cost of the services received as consideration are measured and recognized based on the fair value of the equity instruments issued. As at November 30, 2006, the Company has not issued any stock options.

(l) Recent Accounting Pronouncements

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108, “ Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements. ” SAB No. 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB No. 108 requires companies to quantify misstatements using a balance sheet and income statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative an qualitative factors. SAB No. 108 is effective for period ending after November 15, 2006. The Company is currently evaluating the impact of adopting SAB No. 108 but does not expect that it will have a material effect on its financial statements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R)”. This statement requires employers to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The provisions of SFAS No. 158 are effective for employers with publicly traded equity securities as of the end of the fiscal year ending after December 15, 2006. The adoption of this statement is not expected to have a material effect on the Company’s future reported financial position or results of operations.

DISASTER PREPAREDNESS SYSTEMS INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
NOVEMBER 30, 2006 AND 2005

Note 2: Summary of Significant Accounting Policies – (continued)

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. The objective of SFAS No. 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of this statement does not have a material effect on the Company’s future reported financial position or results of operations.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statements No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing a two-step method of first evaluating whether a tax position has met a more likely than not recognition threshold and second, measuring that tax position to determine the amount of benefit to be recognized in the financial statements. FIN 48 provides guidance on the presentation of such positions within a classified statement of financial position as well as on derecognition, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of this statement is not expected to have a material effect on the Company’s future reported financial position or results of operations.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. This statement requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable, and permits for subsequent measurement using either fair value measurement with changes in fair value reflected in earnings or the amortization and impairment requirements of Statement No. 140. The subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value eliminates the necessity for entities that manage the risks inherent in servicing assets and servicing liabilities with derivatives to qualify for hedge accounting treatment and eliminates the characterization of declines in fair value as impairments or direct write-downs. SFAS No. 156 is effective for an entity’s first fiscal year beginning after September 15, 2006. The adoption of this statement does not have a material effect on the Company’s future reported financial position or results of operations.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No. 133 and 140”, to simplify and make more consistent the accounting for certain financial instruments. SFAS No. 155 amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, to permit fair value re-measurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for on a fair value basis. SFAS No. 155 amends SFAS No. 140, “Accounting for the Impairment or Disposal of Long-Lived Assets”, to allow a qualifying special-purpose entity to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 applies to all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006, with earlier application allowed. The adoption of this statement does not have a material effect on the Company’s future reported financial position or results of operations.

(m) Reclassifications

Certain reclassifications have been made to prior year financial statements to conform to the current period presentation.

DISASTER PREPAREDNESS SYSTEMS INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
NOVEMBER 30, 2006 AND 2005

Note 3: License Agreement

Pursuant to a Licensing Agreement (the “License”) dated December 15, 2004 between the Company and Duck, the Company acquired an indefinite, exclusive world-wide license to develop, manufacture and market certain proprietary technologies and products developed by Duck. The License consisted primarily of proprietary technologies and products targeted to homeland security, disaster response, emergency preparedness, military and fire fighting applications, shipping, mining, industrial, transportation and environmental applications.

In consideration for the License, the Company issued 8,000,000 restricted shares of common stock having a fair value of $400,000 and agreed to pay a further $200,000 on execution of the licensing agreement, of which $185,435 remain unpaid as at November 30, 2006.

Effective July 7, 2006, the Company and Duck entered into a Technology Transfer Agreement (the “Transfer Agreement”) relating to the above licensed proprietary technologies and products. The effect of the Transfer Agreement was to (i) more accurately describe the products and technologies acquired, (ii) amend the terms of payment of the $200,000 portion of the original consideration and (iii) to define the transaction as an outright transfer of all rights and title of the proprietary technology rather than an exclusive, indefinite license.

Under the terms of the Transfer Agreement, the $200,000 became payable as follows: $15,000 upon closing by the Company of an equity financing of $500,000 or more, and thereafter at a rate of $15,000 at the beginning of each quarter following the closing of the equity financing. Effective September 1, 2006, the Company completed an equity financing in excess of $500,000 and triggered the Transfer Agreement payment schedule. The Company and Duck agreed to apply a total of $14,565 in current and prior period advances from the Company to Duck against amounts owing under the Transfer Agreement, leaving a balance owing of $185,435 as at November 30, 2006.

Under the terms of the Transfer Agreement, the repayment schedule for the original consideration is as follows:

2007	$60,435
2008	$60,000
2009	$60,000
2010	$5,000

The Company expensed the $600,000 license fee when incurred as future cash flows in connection with this license are not determinable and accordingly the carrying value of this intangible asset is considered impaired in accordance with the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”.

Note 4: Promissory Notes

During the years ended November 30, 2006 and 2005, the Company obtained unsecured loans by way of promissory notes totaling $31,826 and bearing interest at 12.5% per annum. As at November 30, 2006, the Company owes $12,466 (CDN $14,140) (2005 – $10,319 (CDN $12,158)) in principal and accrued interest in connection with these promissory notes.

These promissory notes and accrued interest are owing to certain directors of the Company and accordingly, have been classified as due to related parties.

Note 5: Convertible Debentures

As of November 30, 2006, the Company issued $143,066 (2005 – $70,127) of Series A Debentures (“Series A”), net of accrued interest of $14,649 (2005 – $854) which has been recorded as accrued liabilities. During the year, the Company repaid $44,106 (CDN $50,000) to one Series A note holder. The Series A notes are unsecured, bear interest at 12.5% per annum, and mature on September 23, 2007. The Company may repay any or all of the outstanding principal and interest prior to maturity without penalty. The unpaid principal and interest is convertible into common shares of the Company for a 30 day period commencing upon the Company successfully completing a public offering (the “IPO”). The price at which the unpaid principal and interest is convertible will be equal to one-half the price at which shares of the Company’s common stock are issued as part of the IPO.

DISASTER PREPAREDNESS SYSTEMS INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
NOVEMBER 30, 2006 AND 2005

Note 5: Convertible Debentures – (continued)

In accordance with the provisions of EITF 98-5 “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios”, upon completion of the IPO, the Company will record, as a charge to operations in the period, the intrinsic value beneficial conversion feature inherent in these convertible debentures. As at November 30, 2006, the intrinsic value beneficial conversion feature is estimated to be $98,960 (2005 – $70,127), which is limited to the value of the convertible debentures.

Note 6: Common Stock

Common stock transactions for the year ended November 30, 2006

On March 1, 2006, the Company issued 300,000 restricted shares of common stock at $0.15 per common share for consulting services with a fair value of $45,000.

On September 1, 2006, the Company completed a private placement of 2,160,000 units at a price of $0.25 per unit for gross proceeds of $540,000. Each unit consists of one common share of the Company and one common stock purchase warrant entitling the holder to acquire an additional common share of the Company at a price of $0.50 per share for a period of 5 years following the final closing of the financing. In connection with this financing, the Company paid a placement agent fee of $54,000 and other legal and related share issuance costs of $134,245. Under the terms of the financing subscriptions, the Company is required to register the private placement shares and underlying warrants by way of a Registration Statement filed with the United States Securities and Exchange Commission. If the Company fails to meet certain deadlines with respect to (i) the timing of the filing of the SB-2; (ii) the date of the initial effectiveness of the SB-2; and (iii) the duration of the effectiveness of the SB-2, the number of private placement shares and warrants will be increased by a rate of 2% per month over the deadlines, to a maximum of 16%. As at November 30, 2006, the Company failed to file the initial SB-2 before the allotted deadline of the private placement and incurred a 2% penalty, or 43,200 additional units of the private placement, at $0.25 per unit with a fair value of $10,800. Refer to Note 10.

As part of the private placement, the Company also issued 250,000 common shares at $0.25 per share as a placement fee with a fair value of $62,500.

On September 1, 2006, the Company issued 850,000 units in exchange for corporate advisory services to be provided over a one-year period ended March 14, 2007. Each unit consists of one common share of the Company and one common stock purchase warrant entitling the holder to acquire an additional common share of the Company at a price of $0.50 per share for a period of 5 years. The fair value of these units, which do not have registration rights provisions, has been recorded as deferred compensation of $170,000 and will be amortized on a straight-line basis over the service period.

Effective November 15, 2006, the Company awarded a total of 285,000 restricted shares of common stock under the Stock option plan, as described below. These shares were issued in connection with various consulting agreements and the fair value of the shares has been recorded as prepaid expense totaling $42,750 and will be amortized on a straight-line basis over the respective service periods.

Common stock transactions for the year ended November 30, 2005

On December 1, 2004, the Company issued 732,000 restricted shares of common stock at $0.001 per common stock to the Company’s founders for total cash consideration of $732.

On December 15, 2004, the Company issued 8,000,000 restricted shares of common stock pursuant to the License Agreement with Duck (refer to Note 3).

DISASTER PREPAREDNESS SYSTEMS INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
NOVEMBER 30, 2006 AND 2005

Note 6: Common Stock – (continued)

Stock option plan

Effective August 28, 2006, the Company adopted the Disaster Preparedness Systems, Inc. 2006 Incentive Plan (the “Plan”). The Plan allows for the award of Incentive Stock Options, Nonqualified Stock Options or restricted shares in order to advance the interests of the Company and encourage ownership in the Company by employees, consultants and directors of the Company. A maximum of 1,850,000 shares are issuable under the Plan with terms, conditions and restrictions determined at the discretion of the Board provided that options are not to be granted at less than fair market value and for terms greater than ten years. A total of 1,565,000 common shares remain for future issuances under the Plan.

Note 7: Related Party Transactions

(a)

During the year ended November 30, 2006, the Company incurred $150,746 (2005 – $20,355) in consulting and management fees to certain directors and relatives of certain directors of the Company, of which $52,000 was donated to the Company by management and recorded as donated capital. As at November 30, 2006, the Company owes $24,398 of consulting and management fees and the amounts are unsecured, non-interest bearing and without specific terms of repayment.

(b)

During the year ended November 30, 2006, the Company incurred $2,400 (2005 – $2,400) of rent expense that was donated by a director of the Company at a rate of $200 per month. The amount has been recorded as donated capital.

(c)

As at November 30, 2006, the Company is owed $Nil (2005 – $855) from Duck, a related party through common management for costs incurred. Amounts owing from Duck are unsecured, non-interest bearing, and without specific terms of repayment.

(d)

On December 1, 2004, the Company issued 732,000 restricted shares of common stock to the Company’s founders at $0.001 per common share for cash proceeds of $732.

(e)

On December 15, 2004, the Company issued 8,000,000 restricted shares of common stock pursuant to the License Agreement with Duck (refer to Note 3).

(f)

Refer to Note 8 regarding employment agreements with two Directors of the Company.

(g)

Refer to Note 4 regarding proceeds received from related parties pursuant to the promissory notes.

Note 8: Commitments

Effective December 30, 2004, the Company entered into Employment Agreements (the “Agreements”) with two Directors of the Company for annual salaries of $120,000 for each of the Directors. Each of the Agreements is for a term of 5 years from the effective date, subject to automatic one year renewals if no amendments or cancellations are made to the Agreements. Under the terms of the Agreements, the management salaries commence upon completion by the Company of a minimum of $500,000 of debt or equity financing. On September 1, 2006, the Company completed a private placement financing for proceeds of $540,000 (Refer to Note 6) which activated the terms of the Agreement. For the year ended November 30, 2006, the Company recorded management salaries of $60,000, of which $24,398 remain outstanding (Refer to Note 7(a)).

Note 9: Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has cumulative net operating losses of approximately $1,27,405 (2005 – $719,153). Pursuant to SFAS No. 109, the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the

DISASTER PREPAREDNESS SYSTEMS INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
NOVEMBER 30, 2006 AND 2005

Note 9: Income Taxes – (continued)

Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years. For the years ended November 30, 2006 and 2006, the valuation allowance established against the deferred tax assets increased by $196,900 and $232,700, respectively.

The components of the net deferred tax asset at November 30, 2006 and 2005 and the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are indicated below:

	2006 $	2005 $

Net Operating Losses	1,227,405	719,153
Statutory Tax Rate	35%	35%
Effective Tax Rate	—	—
Deferred Tax Asset	429,600	232,700
Valuation Allowance	(429,600)	(232,700)
Net Deferred Tax Asset	—	—

Note 10: Subsequent Event

As at March 5, 2007, the Company is indebted to the unit holders of the private placements (as described in Note 6) for an additional 86,400 units with a fair value of $21,600 with respect to penalties relating to the failure to file the initial SB-2 Registration Statement (“SB-2”) within 45 days of the closing date of the private placement and the failure to have the SB-2 declared effective within 120 days of the closing of the private placement. The Company filed its’ initial SB-2 on December 20, 2006, but the SB-2 has not been declared effective. If the SB-2 is not declared effective by April 4, 2007, a further penalty of 43,200 units with a fair value of $10,800 will be due to the unit holders.

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

		4,579,200 Shares Common Stock

Additional risks and uncertainties not presently known or that are currently deemed immaterial may also impair our business operations. The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our common stock. These purchasers will purchase our common stock at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

TABLE OF CONTENTS
	Page

Prospectus Summary	1
Risk Factors	4
Note on Forward-Looking Statements	14
Business	15
Use of Proceeds	28	PROSPECTUS
Selling Stockholders	28
Plan of Distribution	30
Directors, Executive Officers, Promoters and Control Persons	32
Security Ownership of Certain Beneficial Owners and Management	37
Management’s Discussion and Analysis and Plan of Operation	38
Certain Relationships and Related Party Transactions	42
Description of Securities	43
Market for Common Equity and Related Stockholder Matters	45
Shares Eligible for Future Sale	45
Disclosure of Commission Position of Indemnification for Securities Act Liabilities	46	, 2007
Experts	46
Legal Matters	46
Where You Can Find Additional Information	46
Index to Financial Statements	F-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Our officers and directors are indemnified as provided by the Nevada Revised Statutes (the “NRS”).

NRS Section 78.7502 provides that:

i.

a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;

ii.

a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

iii.

to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Nevada Revise Statute Section 78.751 provides that we may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

a.

by our stockholders;

b.

by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

c.

if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;

d.

if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

e.

by court order.

Indemnification may also be granted pursuant to the terms of agreements which may be entered in the future or pursuant to a vote of stockholders or directors.  We may purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a capacity, and such a policy may be obtained by us in the future.

Item 25. Other Expenses of Issuance and Distribution.

The expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are as follows:

SEC Registration Fee	$245.02
Legal Fees and Expenses	50,000.00
Accounting Fees and Expenses	25,000.00
Printing and Engraving	2,500.00
Miscellaneous	5,000.00
Total	$82,745.02

Item 26. Recent Sales of Unregistered Securities.

With respect to all of the transactions listed below, we relied on the exemption provided by Section 4(2) of the Securities Act.

As part of our formation in November 2004, Mark Henrickson, our chairman, president and chief technology officer, and Ron Rogers, our chief operating officer and a director, each received 366,000 shares of our common stock.

In December 2004, we issued 8,000,000 million shares of our common stock to Duck Marine Systems Inc. pursuant to a license agreement granting us an exclusive, perpetual license from Duck Marine for manufacturing and marketing rights, operating prototypes, intellectual and engineering properties, as well as a compiled potential customer list for all of our technologies and products in development. (In early July 2006, the licensing agreement was amended and restated effective as of the original date of the licensing agreement to convert such agreement into an outright transfer of all such intellectual property to us for additional consideration consisting of cash.)

In a private placement beginning in September 2005, we issued our Series A 12.5% Convertible Debentures in the aggregate face amount of $158,217 in a private placement to 21 investors.

In February 2006, we issued 300,000 shares of our common stock to Joseph Stevens & Company, Inc. in consideration for consulting services provided to us by Joseph Stevens & Company pursuant to our consulting agreement with Joseph Stevens & Company.

We issued 2,160,000 shares of our common stock and 2,160,000 five-year warrants to purchase 2,160,000 shares of our common stock at an exercise price of $0.50 per share in a private offering which closed on October 5, 2006. In connection with the private offering of units, we issued 250,000 shares of our common stock to affiliates of Joseph Stevens & Company, Inc., our exclusive placement agent for the units, as partial consideration for placement agent services. On March 15, 2007, the Company issued 43,200 shares of common stock to the investors in our October 5, 2006 private placement as a result of our failure to timely file a registration statement related to the securities underlying that private placement. The Company is indebted to these investors in the amount of an additional 86,400 shares of common stock and warrants to purchase 129,600 shares of common stock for this and subsequent violations of the registration rights agreement.

We also issued 850,000 shares of our common stock and five-year warrants to purchase an aggregate of 850,000 shares of our common stock at an exercise price of $0.50 per share to Octant Holdings Limited and its affiliates in consideration for advisory services provided to us by Octant Holdings Limited pursuant to our March 2006 advisory agreement and subsequent negotiations with Octant Holdings Limited.

We agreed to register with the SEC all of the foregoing shares of our common stock and shares of our common stock underlying the foregoing warrants. This registration statement is intended to satisfy these obligations and is intended to register such shares. Octant Holdings Limited and Joseph Stevens & Company, Inc. subsequently waived their registration rights.

Item 27. Exhibits.

Exhibit Number	Description

3.1*	Articles of Incorporation

3.2*	Amendment to Articles of Incorporation

3.3*	By-Laws

4.1*	Specimen Certificate of Common Stock

4.2*	Form of 12.5% Series A Convertible Note

4.3*	Form of Warrant issued to each of the selling stockholders*

4.4*	Form of Warrant issued to affiliates of Octant Holdings Limited and its affiliates*

5.1+	Form of Opinion of Ellenoff Grossman & Schole LLP

10.1*	Technology Transfer Agreement dated July 7, 2006 between the Company and Duck Marine Systems Inc.*

10.2*	Employment Agreement, dated December 30, 2004, between Mark J. Henrickson and the Company*

10.3*	Employment Agreement, dated December 30, 2004, between Ronald R. Rogers and the Company*

10.4*	Employment Agreement, dated May 15, 2006, between William R. Majcher and the Company

10.5*	2006 Incentive Plan

23.1 +	Consent of Independent Auditors

23.2+	Consent of Counsel (included in Exhibit 5.1)

——————

*

Previously filed.

+

Filed herewith.

Item 28. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Sections 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any additional or changed material information on the plan of distribution;

(2) For the purpose of determining any liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered therein, and the offering of the securities at that time shall be deemed to be the bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, on the 2nd day of April, 2007

DISASTER PREPAREDNESS SYSTEMS, INC.

By:	/s/ Mark J. Henrickson
Mark J. Henrickson Chairman, President and Chief Technical Officer (Principal Executive Officer)

By:	/s/ Fredric W.D. Juzda
Fredric W.D. Juzda Chief Financial Officer (Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Person	Capacity	Date

	*	Director, Chairman, President and Chief Technology Officer	April 2, 2007
Mark J. Henrickson

	/s/ Ronald R. Rogers	Director and Chief Operating Officer	April 2, 2007
Ronald R. Rogers

	*	Executive Vice President and Director	April 2, 2007
William R. Majcher

	*	Chief Financial Officer and Director	April 2, 2007
Fredric W.D. Juzda

	*	Director	April 2, 2007
Ronald L. Rennie

	*	Director	April 2, 2007
Ralph Maddeaux

*= By:	/s/ Ronald R. Rogers
Ronald R. Rogers Attorney-in-fact

S-1

EXHIBIT INDEX

Exhibit Number	Description

3.1*	Articles of Incorporation

3.2*	Amendment to Articles of Incorporation

3.3*	By-Laws

4.1*	Specimen Certificate of Common Stock

4.2*	Form of 12.5% Series A Convertible Note

4.3*	Form of Warrant issued to each of the selling stockholders*

4.4*	Form of Warrant issued to affiliates of Octant Holdings Limited and its affiliates*

5.1+	Form of Opinion of Ellenoff Grossman & Schole LLP

10.1*	Technology Transfer Agreement dated July 7, 2006 between the Company and Duck Marine Systems Inc.*

10.2*	Employment Agreement, dated December 30, 2004, between Mark J. Henrickson and the Company*

10.3*	Employment Agreement, dated December 30, 2004, between Ronald R. Rogers and the Company*

10.4*	Employment Agreement, dated May 15, 2006, between William R. Majcher and the Company

10.5*	2006 Incentive Plan

23.1 +	Consent of Independent Auditors

23.2+	Consent of Counsel (included in Exhibit 5.1)

——————

*

Previously filed.

+

Filed herewith.